                                                     Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-38931


PROSPECTUS
                                 $1,000,000,000

                       SALOMON SMITH BARNEY HOLDINGS INC.
                                NOTES, SERIES J
                  DUE MORE THAN NINE MONTHS FROM DATE OF ISSUE

                             GENERAL TERMS OF SALE

     The following terms will generally apply to the notes that we will sell from time to time using this Prospectus. We will include information on the specific terms for each note in a Pricing Supplement to this Prospectus that we will deliver to prospective buyers of any note. We expect to receive between $972,500,000 and $995,000,000 from the sale of the notes, after paying the underwriters commissions of between $5,000,000 and $27,500,000.

MATURITY:         More than 9 Months                   TERMS OF SPECIFIC NOTES MAY PERMIT ONE OR MORE OF THESE
                                                       FEATURES. YOU SHOULD REVIEW THE PRICING SUPPLEMENT FOR FEATURES
                                                       THAT APPLY TO YOUR NOTES
INTEREST RATES:   Fixed, Floating, or Zero Coupon      - May include a "Survivor's Option" allowing your
                                                       representative to require that the Company repurchase your note prior to maturity in the event of your death
BASE FLOATING     LIBOR                                - May be redeemable or repurchasable by us
  RATES:          Commercial Paper Rate
                  Treasury Rate                        - May be renewable at your option or extendible at our option
                  CD Rate
                  Prime Rate                           - Interest rate may be reset at our option from time to time
                  J.J. Kenny Rate                      and be redeemable by you at the time of reset
                  Eleventh District Cost of Funds
                  Rate                                 - May be issued with Original Issue Discount for tax purposes
                  Federal Funds Rate
                                                       - Portion of principal may be payable prior to maturity

INDEXED NOTES:    Payments of interest or principal    Notes will be sold through our broker-dealer subsidiaries as
                  may be linked to the price of one    Underwriters
                  or more securities, currencies,
                  commodities or other goods           Notes may be subject to certain indexation and currency risks
                                                       Series J Notes are part of the Company's Senior Indebtedness
                                                       Notes will be issued in book-entry form
PAYMENT           Generally semi-annually for Fixed
  DATES:          Rate Notes
                  Interest on Floating Rate or
                  Indexed Notes may be paid monthly,
                  quarterly, semi-annually or
                  annually
CURRENCIES:       U.S. Dollars and other currencies

                               ------------------
   THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS,
      OR ANY ACCOMPANYING PRICING SUPPLEMENT, IS ACCURATE OR COMPLETE. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                              SALOMON SMITH BARNEY

December 1, 1997

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read this document and the Pricing Supplement that explains the specific terms of the securities we are offering. You should also read the documents we have referred you to in "Where You Can Find More Information" on page 4 for information on our Company and our financial statements. The Pricing Supplement may also add, update or change information contained in this Prospectus. It is important for you to consider the information in the Prospectus and any Pricing Supplement in making your investment decision.

                                  OUR COMPANY

     Salomon Smith Barney Holdings Inc. is a holding company primarily engaged in investment banking, proprietary trading, retail brokerage and asset management activities through its U.S. and foreign broker-dealer subsidiaries.

                          THE SECURITIES WE MAY OFFER

     We may use this Prospectus to offer up to $1,000,000,000 of Notes. A Pricing Supplement will describe the specific types, amounts, prices and detailed terms of any securities we offer.

THE NOTES

     The Notes are senior unsecured general obligations of our Company. Senior debt includes our notes, debt, and guarantees, which are for money borrowed and not subordinated. Subordinated debt, designated at the time it is issued, is entitled to interest and principal payments after the senior debt payments.

     The Notes will be issued under an indenture between the Company and Citibank N.A., as trustee. We have certain banking relationships with the trustee. We have summarized below the general features of the Notes from the indenture. We encourage you to read the indenture (which is incorporated by reference in our registration statement No. 333-38931), our recent annual report on Form 10-K and our recent quarterly reports on Form 10-Q and our recent Reports on Form 8-K, including the Report on Form 8-K filed on November 28, 1997. Directions on how you can receive copies of these documents are provided on page 4.

GENERAL INDENTURE PROVISIONS THAT APPLY TO THE NOTES

- The indenture does not limit the amount of debt that we may issue or provide holders any protection should there be a highly leveraged transaction involving our company, although the Indenture does limit our company's ability to pledge the stock of certain of our important subsidiaries.

- The indenture allows for different types of debt securities (including indexed securities) to be issued in series and provides for the issuance of securities in book-entry, certificated, and, in limited circumstances, bearer form.

- The indenture allows us to merge or to consolidate with another company, or sell all or substantially all of our assets to another company. If any of these events occur, the other company will be required to assume our responsibilities on the debt, and, assuming that the transaction has not resulted in an event of default, we will be released from all liabilities and obligations under the Notes.

- The indenture provides that holders of a majority of the total principal amount of the Notes outstanding may vote to change certain of our obligations or your rights concerning the Notes. However, every holder of a Note must consent to certain important changes in the terms of that Note, including changes in the payment of principal or interest on such Note or the currency of payment.

- We may discharge Notes issued under the indenture or be released from our obligation to comply with the limitations discussed above at any time by depositing sufficient amounts of cash or U.S. government securities with the trustee to pay our obligations under the Notes when due. If we choose to discharge Notes, all amounts due to you on the Notes will be paid by the trustee from the deposited funds.

- The indenture governs the actions of the trustee with regard to the Notes, including the circumstances under which the trustee is required to give notices to holders of the Notes and the procedures by which lost or stolen Notes may be replaced.

EVENTS OF DEFAULT

     The events of default specified in the indenture include:

     - Principal not paid when due.

     - Sinking fund payment not made when due.

     - Failure to pay interest for 30 days.

     - Covenants not performed for 60 days following notice.

     - Certain events of insolvency or bankruptcy, whether voluntary or not.

REMEDIES

     If we default in performing any of these obligations, the trustee or holders of 25% of the principal amount of Notes outstanding may declare the principal immediately payable. However, holders of a majority in principal amount of the Notes may rescind this action.

                                USE OF PROCEEDS

     We will use the net proceeds we receive from the offering of the Notes for general corporate purposes, primarily to fund our operating units and subsidiaries. We may use some of the proceeds to refinance or extend the maturity of some of the Company's existing debt obligations. We will use a portion of the proceeds from the sale of Indexed Notes to hedge our exposure to payments that we may have to make on such Indexed Notes.

                              PLAN OF DISTRIBUTION

     We may sell the Notes in any of the following ways: (i) through underwriters or dealers; (ii) directly to one or more purchasers; (iii) through agents or (iv) through a combination of any of these methods of sale. The Prospectus Supplement will explain the ways in which we are selling the Notes, including the names of any underwriters and details of the pricing of the Notes, including the commissions, concessions or discounts we are granting the underwriters, dealers or agents.

     If we use underwriters in any sale, the underwriters will buy the Notes for their own account and may resell the Notes from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the Notes, in accordance with applicable law.

     We expect that the underwriters for any offering will include one or more of our broker-dealer subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

          (a) Annual Report on Form 10-K for the year ended December 31, 1996.

          (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

          (c) Current Reports on Form 8-K filed on January 21, 1997, March 17, 1997, April 15, 1997, July 17, 1997, September 24, 1997, September 29, 1997
     (as amended by the Current Report on Form 8-K/A filed on October 28, 1997 and the Current Report on Form 8-K/A2 filed on December 1, 1997), October 21, 1997, October 28, 1997 (as amended by the Current Report on Form 8-K/A filed on December 1, 1997), November 21, 1997 (as amended by the Current Report on Form 8-K/A filed on December 1, 1997), and November 28, 1997.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

          Treasurer
        Salomon Smith Barney Holdings Inc.
        388 Greenwich Street
        New York, NY 10013
        212-816-6000

     You should rely only on the information incorporated by reference or provided in this Prospectus or the Pricing Supplement. We have authorized no one to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this Prospectus or the Pricing Supplement is accurate as of any date other than the date on the front of the document.

                                  THE COMPANY

     Pursuant to an agreement and plan of merger dated as of September 24, 1997, a newly formed wholly owned subsidiary of Travelers Group Inc. ("Travelers Group") merged with and into Salomon Inc ("Salomon") on November 28, 1997; Salomon then became a wholly owned subsidiary of Travelers Group and was renamed Salomon Smith Barney Holdings Inc. (the "Company"). Immediately thereafter, Smith Barney Holdings Inc., another wholly owned subsidiary of Travelers Group, was merged into the Company. The Company is a holding company primarily engaged in investment banking, proprietary trading, retail brokerage and asset management activities through its two broker-dealer subsidiaries, Smith Barney Inc. ("Smith Barney") and Salomon Brothers Inc ("Salomon Brothers").

     The principal offices of the Company are located at 388 Greenwich Street, New York, New York 10013 (telephone number: (212) 816-6000).

SMITH BARNEY

     Smith Barney provides investment banking, asset management, brokerage and other financial services for United States and foreign corporations, governments and institutional and individual investors. These activities include securities, options and commodities brokerage for domestic and international institutional and individual clients; underwriting and distribution of securities; arranging for the private placement of securities; assisting in mergers and acquisitions and providing financial advisory services; market making and trading in corporate debt and equity, United States government and agency, mortgage-related and municipal securities and foreign exchange, futures and forward contracts; consumer financing activities; securities lending activities; investment management and advisory services; securities research, and other related activities.

SALOMON

     Together with Salomon Brothers Holding Company Inc and its subsidiaries (which subsidiaries include Salomon Brothers), Salomon Brothers engages in global investment banking and global securities trading activities; provides capital raising, advisory, trading and risk management services to its customers; and executes proprietary trading strategies on its own behalf. Certain of the Company's commodities trading activities are conducted by the Company's wholly owned subsidiary, Phibro Inc., and its subsidiaries.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                     YEAR ENDED DECEMBER 31,
                                    NINE MONTHS ENDED    -----------------------------------------------
                                    SEPTEMBER 30, 1997    1996      1995      1994      1993      1992
                                    ------------------   -------   -------   -------   -------   -------
Ratio of earnings to fixed
  charges..........................          1.29           1.37      1.20      0.98*     1.32      1.27

---------------
* For the year ended December 31, 1994, earnings as defined were inadequate to cover fixed charges. The amount by which fixed charges exceeded earnings as defined for the year was $173 million.

The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges. For the purpose of this ratio, fixed charges consist of interest expense and that portion of rentals deemed representative of the appropriate interest factor.

                         IMPORTANT CURRENCY INFORMATION

     Purchasers are required to pay for each Registered Note (as defined below) in the currency designated by the Company (the "Specified Currency") for such Note. If requested by a prospective purchaser of a Registered Note having a Specified Currency other than U.S. dollars, each of the Agents may at its discretion arrange for the exchange of U.S. dollars into such Specified Currency to enable the purchaser to pay for such Note. Each such exchange will be made by an Agent on such terms and subject to such conditions, limitations and charges as an Agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of exchange will be borne by the purchaser.

     References herein to "U.S. dollars" or "$" are to the lawful currency of the United States.

                            DESCRIPTION OF THE NOTES

     The Company's Notes, Series J (the "Notes") will be issued as a series under an indenture dated as of December 1, 1988 (as amended or supplemented from time to time, the "Indenture") between the Company and Citibank N.A., a national banking association, as trustee (the "Trustee"). The Notes will rank pari passu with all other unsecured debt of the Company except subordinated debt. A copy of the Indenture has previously been filed with the Securities and Exchange Commission (the "Commission") and is incorporated by reference as part of the registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and such summary is subject to the detailed provisions of the Indenture, to which reference is hereby made for a full description of such provisions, including the definition of certain capitalized terms used herein, and for other information regarding the Notes. Numerical references in parentheses below are to sections in the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference.

GENERAL

     At the date of this Prospectus, the Notes offered pursuant to this Prospectus are limited to an aggregate initial public offering price or purchase price of up to $1,000,000,000 or the equivalent thereof in one or more foreign or composite currencies, which amount is subject to reduction as a result of the sale of other securities under the Registration Statement of which this Prospectus forms a part or under a Registration Statement to which this Prospectus relates. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The aggregate amount of Notes may be increased from time to time to such larger amount as may be authorized by the Company. The Notes will be represented only by Global Certificates registered in the name of The Depository Trust Company, as Depositary (a "Book-Entry Note"), except as described below under "Certificated Notes." The nominal authorized denominations of the Notes will be $1,000 and any larger amount that is an integral multiple of $1,000 and the authorized denominations of Notes having a Specified Currency other than U.S. dollars will be the approximate equivalents thereof in the Specified Currency. Each Note will mature more than nine months from its date of issue on the day that is the final Interest Payment Date (as defined below) for such Note. The U.S. dollar equivalent of the public offering price or purchase price of a Note having a Specified Currency other than U.S. dollars will be determined on the basis of the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the "Market Exchange Rate") for such Specified Currency on the applicable issue date. Such determination will be made by the Company or its agent, as exchange rate agent for the Notes (the "Exchange Rate Agent").

     Unless otherwise specified in the applicable pricing supplement to this Prospectus (a "Pricing Supplement"), each Note will mature on a Business Day more than nine months from its date of issue, as selected by the purchaser and agreed to by the Company (the "Stated Maturity"), which maturity date may be subject to extension at the option of the Company. Each Note may also be subject to redemption at the option of the Company, or to repayment at the option of the Holder, prior to its Stated Maturity. Each Note having a Specified Currency of Pounds Sterling will mature in compliance with such regulations as the Bank of England may promulgate from time to time.

     The Pricing Supplement relating to a Note will describe the following terms: (i) the Specified Currency for such Note; (ii) whether such Note bears interest at a fixed rate (a "Fixed Rate Note") (which rate may be zero in the case of certain Discount Notes), a floating rate (a "Floating Rate Note") and/or is an amortizing note (an "Amortizing Note") on which a portion or all the principal amount is payable prior to Stated Maturity in accordance with a schedule, by application of a formula, or by reference to an index and/or an indexed note (an "Indexed Note") on which the amount of any interest payment, in the case of an Indexed Rate Note, and/or the principal amount payable at maturity, in the case of an Indexed Principal Note, will be determined by reference to the level of prices, or changes in prices, or differences between prices, of securities, currencies, intangibles, goods, articles or commodities or by application of a formula; (iii) the price (expressed as a percentage of the aggregate principal amount or face amount thereof) at which such Note will be issued (the "Issue Price"); (iv) the date on which such Note will be issued (the "Original Issue Date"); (v) the date on which such Note will mature (the "Stated Maturity"); (vi) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and whether, and the manner in which, such rate may be changed prior to its Stated Maturity;
(vii) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Period or the Interest Reset Dates, the Interest Payment Dates, and, if applicable, the Index Maturity, the Maximum Interest Rate, the Minimum Interest Rate, the Spread or Spread Multiplier (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note and whether, and the manner in which, such Spread or Spread Multiplier may be changed prior to Stated Maturity; (viii) whether such
Note is an Original Issue Discount Note (as defined below); (ix) if such Note is an Amortizing Note, the terms for repayment prior to Stated Maturity; (x) if such Note is an Indexed Note, in the case of an Indexed Rate Note, the manner in which the amount of any interest payment will be determined or, in the case of an Indexed Principal Note, its Face Amount and the manner in which the principal amount payable at Stated Maturity will be determined; (xi) whether such Note may be redeemed at the option of the Company, or repaid at the option of the Holder, prior to Stated Maturity as described under "Optional Redemption, Repayment and Repurchase" below and, if so, the provisions relating to such redemption or repayment, including, in the case of an Original Issue Discount Note or Indexed Note, the information necessary to determine the amount due upon redemption or repayment; (xii) whether the Holder of such Note has a Survivor's Option, as described below under "Repayment Upon Death;" (xiii) whether such Note is subject to an optional extension beyond its Stated Maturity as described under "Extension of Maturity" below; (xiv) whether such Note will be represented by a Global Security or a certificate issued in definitive form; (xv) certain special United States federal income tax consequences of the purchase, ownership and disposition of certain Notes, if any; (xvi) whether such Note is a Renewable Note (as defined below), and, if so, the specific terms thereof; (xvii) the use of proceeds, if such use materially differs from that disclosed in this Prospectus and (xviii) any other terms not inconsistent with the provisions of the Indenture.

     "Business Day" with respect to any Note means any day, other than a Saturday or Sunday, that is (i) not a day on which banking institutions are authorized or required by law or regulation to be closed in (a) The City of New York or (b) if the Specified Currency for such Note is other than U.S. dollars, the financial center of the country issuing such Specified Currency (which, in the case of the Euro, shall be Brussels, Belgium) and (ii) if such Note is a LIBOR Note (as defined below), a London Banking Day. "London Banking Day" with respect to any Note means any day on which dealings in deposits in the Specified Currency of such Note are transacted in the London interbank market.

     "Original Issue Discount Note" means (i) a Note, including any such Note whose interest rate is zero, that has a stated redemption price at Stated Maturity that exceeds its Issue Price by at least 0.25% of its stated redemption price at Stated Maturity, multiplied by the number of full years from the Original Issue Date to the Stated Maturity for such Note and (ii) any other Note designated by the Company as issued with original issue discount for U.S. federal income tax purposes.

     A "basis point" or "bp" equals one one-hundredth of a percentage point.

REPAYMENT UPON DEATH

     The Pricing Supplement relating to any Note will indicate whether the Holder of such Note will have the option (the "Survivor's Option") to elect repayment of such Note prior to its Stated Maturity in the event of the death of the beneficial owner of such Note. SEE THE PRICING SUPPLEMENT TO DETERMINE WHETHER THE SURVIVOR'S OPTION APPLIES TO ANY PARTICULAR NOTE.

     Pursuant to exercise of the Survivor's Option, if applicable, the Company will repay any Note properly tendered for repayment by or on behalf of the person (the "Representative") that has authority to act on behalf of the deceased beneficial owner of such Note under the laws of the appropriate jurisdiction (including, without limitation, the personal representative, executor, surviving joint tenant or surviving tenant by the entirety of such deceased beneficial owner) at a price equal to the Amortized Face Amount thereof, subject to the following limitations. The Company may, in its sole discretion, limit to $2,500,000 (or the approximate equivalent thereof in other currencies) the aggregate principal amount of Notes as to which exercises of the Survivor's Option will be accepted in any calendar year (the "Annual Put Limitation") and, in the event that the Annual Put Limitation is applied, limit to $250,000 (or the approximate equivalent thereof) the aggregate principal amount of Notes (or portions thereof) as to which exercise of the Survivor's Option will be accepted in such calendar year with respect to any individual deceased beneficial owner of Notes. Moreover, the Company will not make principal repayments pursuant to exercise of the Survivor's Option in amounts that are less than $5,000 (or the approximate equivalent thereof), and, in the event that the limitations described in the preceding sentence would result in the partial repayment of any Note, the principal amount of such Note remaining outstanding after repayment must be at least $5,000. Any Note tendered pursuant to exercise of the Survivor's Option may be withdrawn by a written request of its Holder received by the Trustee prior to its repayment.

     The Amortized Face Amount of a Note on any date shall be the amount equal to (i) the Issue Price set forth on the face of the applicable Pricing Supplement plus (ii) that portion of the difference between such Issue Price and the stated principal amount of such Note that has accrued by such date at (x) the Bond Yield to Maturity set forth on the face of the applicable Pricing Supplement or (y) if so specified in the applicable Pricing Supplement, the Bond Yield to Call set forth on the face thereof (computed in each case in accordance with generally accepted United States bond yield computation principles), provided, however, that in no event shall the Amortized Face Amount of a Note exceed its stated principal amount. The Bond Yield to Call listed on the face of a Pricing Supplement shall be computed on the basis of the first occurring Optional Redemption Date with respect to such Note and the amount payable on such Optional Redemption Date. In the event that any such Note is not redeemed on such first occurring Optional Redemption Date, the Bond Yield to Call with respect to such Note shall be recomputed on such Optional Redemption Date on the basis of the next occurring Optional Redemption Date and the amount payable on such Optional Redemption Date, and shall continue to be so recomputed on each succeeding Optional Redemption Date until the Note is so redeemed.

     Each Note that is tendered pursuant to valid exercise of the Survivor's Option will be accepted promptly in the order all such Notes are tendered, except for any Note (or portion thereof) the acceptance of which would (i) contravene the Annual Put Limitation or (ii) result in the acceptance during the then current calendar year of an aggregate principal amount of Notes (or portions thereof) exceeding $250,000 (or the approximate equivalent thereof) with respect to the relevant individual deceased beneficial owner. If as of the end of any calendar year the Company has not imposed the Annual Put Limitation, or the aggregate principal amount of Notes that have been accepted pursuant to exercise of the Survivor's Option during such year has not exceeded the Annual Put Limitation for such year, any exercise(s) of the Survivor's Option with respect to Notes (or portions thereof) not accepted during such calendar year, because more than $250,000 (or the approximate equivalent thereof) aggregate principal amount of Notes was tendered with respect to an individual deceased beneficial owner, will be accepted in the order all such Notes were tendered, to the extent that any such exercise would not trigger the Annual Put Limitation, if any, for such calendar year. Any Note (or portion thereof) accepted for repayment pursuant to exercise of the Survivor's Option will be repaid on the first Interest Payment Date that occurs 20 or more calendar days after the date of such acceptance. Each Note (or any portion thereof) tendered for repayment that is not accepted in any calendar year due to the application of the Annual Put Limitation will be deemed to be tendered in the following calendar year in the order in which all such Notes were originally tendered, unless any such Note is withdrawn by its Holder. In the event that a Note (or any portion thereof) tendered for repayment pursuant to valid exercise of the Survivor's Option is not accepted, the Trustee will deliver a notice to any affected Representative by first-class mail to the broker or other entity that represents the deceased beneficial owner of the Note or, in the case of a certificated Note, to the registered Holder thereof at its last known address as indicated on the records of the Security Registrar that states the reasons such Note (or portion thereof) has not been accepted for repayment.

     Subject to the foregoing, in order for a Survivor's Option to be validly exercised, the Trustee must receive (i) a written request for repayment signed by the Representative, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers,

Inc. or a commercial bank or trust company having an office or correspondent in the United States, (ii) tender of the Note to be repaid, (iii) appropriate evidence satisfactory to the Company and the Trustee that (A) the Representative has authority to act on behalf of the deceased beneficial owner, (B) the death of such beneficial owner has occurred and (C) the deceased was the beneficial owner of such Note at the time of death, (iv) if applicable, a properly executed assignment or endorsement, and (v) if the Note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the Trustee from such nominee attesting to the beneficial ownership of such Note. All questions as to the eligibility or validity of any exercise of the Survivor's Option will be determined by the Company, in its sole discretion, which determinations will be final and binding on all parties.

     If a Note is represented by a Global Certificate, the Depositary's nominee will be the Holder of such Note and therefore will be the only entity that can exercise the Survivor's Option for such Note. To obtain repayment pursuant to exercise of the Survivor's Option with respect to such Note, the Representative must provide to the broker or other entity through which the deceased beneficial owner holds an interest in such Note (i) the documents described in clauses (i) and (iii) of the preceding paragraph and (ii) instructions to such broker or other entity to notify the Depositary of such Representative's desire to obtain repayment pursuant to exercise of the Survivor's Option. Such broker or other entity will provide to the Trustee (i) the documents received from the Representative referred to in clause (i) of the preceding sentence, (ii) its tender of such Note pursuant to exercise of the Survivor's Option and (iii) a certificate satisfactory to the Trustee from such broker or other entity stating that it represents the deceased beneficial owner. Such broker or other entity will be responsible for disbursing any payments it receives pursuant to exercise of the Survivor's Option to the appropriate Representative.

     A REPRESENTATIVE MAY OBTAIN THE FORMS USED TO EXERCISE THE SURVIVOR'S OPTION FROM CITIBANK, N.A., THE TRUSTEE, AT 111 WALL STREET, 5TH FLOOR, NEW YORK, NEW YORK 10043 (TELEPHONE (212) 412-6206), DURING NORMAL BUSINESS HOURS.

PAYMENTS OF INTEREST AND PRINCIPAL

     Payments of interest and principal on a Note payable on any Interest Payment Date and at Stated Maturity will be made by the Company to the Trustee in immediately available funds, unless such Note is represented by an individual certificate. See "Certificated Notes" below. Thereafter on such Interest Payment Date or at Stated Maturity, the Trustee will pay to the Depositary, in funds immediately available to the Depositary, the amount of interest and principal (if any) due on such date. Any payment required to be made in respect of a Note on a day (including the day of Stated Maturity) that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such day, and no additional interest shall accrue as a result of such delayed payment.

     Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note other than an Indexed Note (as defined herein) is declared to be due and payable immediately as a result of the acceleration of Stated Maturity, as described under "Description of the Notes -- Events of Default", the amount of principal due and payable with respect to such Note shall be limited to the aggregate principal amount of such Note multiplied by the sum of the Issue Price (expressed as a percentage of the aggregate principal amount) plus the original issue discount amortized from the date of issue to the date of declaration, which amortization shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration).

     The Depositary will be responsible for crediting the payments on the Notes that it receives from the Trustee to the accounts of Participants in accordance with procedures that provide for payment in same-day funds. Each Participant will be responsible for disbursing such payments to the Holders that it represents and to each brokerage firm or other entity for which it acts as agent. Each such brokerage firm or other entity will be responsible for disbursing funds to the Noteholders that it represents.

     The Regular Record Date with respect to any Interest Payment Date for a Floating Rate Note, Fixed Rate Note or an Indexed Rate Note shall be the date (whether or not a Business Day) fifteen calendar days immediately preceding such Interest Payment Date.

     All moneys paid by the Company to the Trustee or any other Paying Agent for the payment of principal of or interest on any Note that remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the Holder of such Note will thereafter look only to the Company for payment thereof (Section 1204).

     None of the Company, the Trustee or any other Paying Agent or Security Registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest from its Original Issue Date, or from the last Interest Payment Date to which interest has been paid or duly provided for, at the rate per annum stated in the applicable Pricing Supplement until the principal amount thereof is paid or made available for payment, except as described below under "Subsequent Interest Periods" and "Extension of Maturity," and except that if so specified in the applicable Pricing Supplement, the rate of interest payable on certain Fixed Rate Notes may be subject to adjustment from time to time as described in such Pricing Supplement. Unless otherwise set forth in the applicable Pricing Supplement, interest on each Fixed Rate Note will be payable semiannually in arrears on such dates as set forth in the applicable Pricing Supplement (each such day being an "Interest Payment Date") and at Stated Maturity. Unless otherwise specified in the applicable Pricing Supplement, if an Interest Payment Date with respect to any Fixed Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall not be postponed; provided, however, that any payment required to be made in respect of such Note on a date (including the day of Stated Maturity) that is not a Business Day for such Note need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment. However, if with respect to any Fixed Rate Note, "Accrue to Pay" is specified in the applicable Pricing Supplement, and any Interest Payment Date with respect to such Fixed Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day. Each payment of interest in respect of an Interest Payment Date shall include interest accrued through the day before such Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months ("30 over 360") or, in the case of an incomplete month, the number of days elapsed.

FLOATING RATE NOTES

     From its Original Issue Date to, but not including, the first Interest Reset Date (the "Initial Interest Period"), each Floating Rate Note will bear interest at the Initial Interest Rate set forth, or otherwise described, in the Pricing Supplement. From each Interest Reset Date to, but not including, the following Interest Reset Date (each such period, an "Interest Reset Period," and together with the Initial Interest Period, the "Interest Periods"), the interest rate for each Floating Rate Note will be determined by reference to an interest rate basis (the "Base Rate"), plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points that may be specified in the applicable Pricing Supplement as being applicable to such Note, and the "Spread Multiplier" is the percentage that may be specified in the applicable Pricing Supplement as being applicable to such Note, except in each case as described below under "Subsequent Interest Periods" and "Extension of Maturity," and except that if so specified in the applicable Pricing Supplement, the Spread or Spread Multiplier on certain Floating Rate Notes may be subject to adjustment from time to time as described in such Pricing Supplement. The applicable Pricing Supplement will designate one of the following Base Rates as applicable to a Floating Rate Note: (i) LIBOR (a "LIBOR Note"), (ii) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (iii) the Treasury Rate (a "Treasury Rate Note"), (iv) the Federal Funds Rate (a "Federal Funds Rate Note"), (v) the CD Rate (a "CD Rate Note"), (vi) the Prime Rate (a "Prime Rate Note"), (vii) the J.J. Kenny Rate (a "J.J. Kenny Rate Note"), (viii) the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Note"), or (ix) such other Base Rate as is set forth in such Pricing Supplement and in such Note. The "Index Maturity" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated. "H.15(519)" means the publication entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System. "Composite Quotations" means the daily statistical release entitled "Composite 3:30 p.m. Quotations for U.S. Government Securities" published by the Federal Reserve Bank of New York.

     As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following (in each case expressed as a rate per annum on a simple interest basis): (i) a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period ("Maximum Interest Rate") and (ii) a minimum limitation, or floor, on the rate at which interest may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by applicable law, as the same may be modified by United States law of general application. The Notes will be governed by the law of the State of New York and, under such law as of the date of this Prospectus Supplement, the maximum rate of interest under provisions of the penal law, with certain exceptions, is 25% per annum on a simple interest basis. Such maximum rate of interest only applies to obligations that are less than $2,500,000.

     The Company will appoint, and enter into agreements with, agents (each a "Calculation Agent") to calculate interest rates on Floating Rate Notes. Unless otherwise specified in a Pricing Supplement, Citibank, N.A. shall be the Calculation Agent for each Note. All determinations of interest by the Calculation Agent shall, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the Floating Rate Notes.

     The interest rate on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (each day on which the interest rate is reset, an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, Tuesday of each week (except as provided below under "Treasury Rate Notes"); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month (with the exception of monthly reset Eleventh District Cost of Funds Rate Notes, which reset on the first calendar day of each month); in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semiannually, the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; and, in the case of Floating Rate Notes that reset annually, the third Wednesday of one month of each year specified in the applicable Pricing Supplement. If an Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. If an auction of direct obligations of United States Treasury Bills ("Treasury bills") falls on a day that is an Interest Reset Date for Treasury Rate Notes, the Interest Reset Date shall be the succeeding Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, the rate of interest that goes into effect on any Interest Reset Date shall be determined on a date (the "Rate Determination Date") preceding such Interest Reset Date, as further described below. Such Rate Determination Date may be referred to below as a "CD Rate Determination Date" in the case of a CD Rate Note, a "Commercial Paper Rate Determination Date" in the case of a Commercial Paper Rate Note, a "Federal Funds Rate Determination Date" in the case of a Federal Funds Rate Note, a "LIBOR Determination Date" in the case of a LIBOR Note or a "Treasury Rate Determination Date" or a "Constant Maturity Treasury Rate Determination Date" in the case of a Treasury Rate Note, a "Prime Rate Determination Date" in the case of a Prime Rate Note, a "J.J. Kenny Rate Determination Date" in the case of a J.J. Kenny Rate Note, or an "Eleventh District Cost of Funds Rate Date" in the case of Eleventh District Cost of Funds Rate Note.

     Unless otherwise specified in the applicable Pricing Supplement, interest payable in respect of Floating Rate Notes shall be the accrued interest from and including the Original Issue Date or the last date to which interest has been paid, as the case may be, to but excluding the applicable Interest Payment Date. In the case of a Floating Rate Note that resets daily or weekly, interest payable shall be the accrued interest from and including the Original Issue Date or the last date to which interest has been accrued and paid, as the case may be, to but excluding the Record Date immediately preceding the applicable Interest Payment Date, except that, at Stated Maturity, interest payable will include interest accrued to but excluding the date of Stated Maturity.

     With respect to a Floating Rate Note with more than one Interest Reset Date during any period for which accrued interest is being calculated, accrued interest shall be calculated by multiplying the principal amount of such Note (or, in the case of a Floating Rate Note that is an Indexed Principal Note, its Face Amount, as indicated in the applicable Pricing Supplement) by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each such day is computed, unless otherwise specified in the applicable Pricing Supplement, by dividing the interest rate in effect on such day by 360 ("Actual over 360"), in the case of LIBOR Notes, Prime Rate Notes, J.J. Kenny Rate Notes, Eleventh District Cost of Funds Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes and CD Rate Notes, or by the actual number of days in the year ("Actual over Actual"), in the case of Treasury Rate Notes. For purposes of making the foregoing calculation, the interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. With respect to all other Floating Rate Notes, accrued interest shall be calculated by multiplying the principal amount of such Note (or, in the case of a Floating Rate Note that is an Indexed Principal Note, its Face Amount) by the interest rate in effect during the period for which accrued interest is being calculated, and multiplying that product by the quotient obtained by dividing the number of days in the period for which accrued interest is being calculated by 360, in the case of LIBOR Notes, Prime Rate Notes, J.J. Kenny Rate Notes, Eleventh District Cost of Funds Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes and CD Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes.

     Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward, and all currency amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest one-hundredth of a unit (with .005 of a unit being rounded upward).

     Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable, in the case of Floating Rate Notes that reset daily, weekly or monthly (other than Eleventh District Cost of Funds Rate Notes), on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement or, in the case of Eleventh District Cost of Funds Rate Notes, on the first calendar day of each March, June, September and December, as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes that reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semiannually, on the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; and, in the case of Floating Rate Notes that reset annually, on the third Wednesday of one month of each year specified in the applicable Pricing Supplement, and in each case at Maturity (each such day being an "Interest Payment Date"). If an Interest Payment Date with respect to any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day; provided, however, if with respect to any Floating Rate Note, the applicable Pricing Supplement provides that the Note does not Accrue to Pay, if an Interest Payment Date with respect to such Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall not be postponed; provided, further, that any payment required to be made in respect of a Floating Rate Note that does not Accrue to Pay on a date (including the day of Stated Maturity) that is not a

Business Day for such Note need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such dates, and no additional interest shall accrue as a result of such delayed payment.

     Upon the request of the Holder of any Floating Rate Note, the Calculation Agent for such Note will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

  CD Rate Notes

     Each CD Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "CD Rate" for each Interest Reset Period shall be the rate as of the second Business Day prior to the Interest Reset Date for such Interest Reset Period (a "CD Rate Determination Date") for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)." In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date (as defined below) pertaining to such CD Rate Determination Date, then the "CD Rate" for such Interest Reset Period will be the rate on such CD Rate Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the "CD Rate" for such Interest Reset Period will be calculated by the Calculation Agent for such CD Rate Note and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD Rate Determination Date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for such CD Rate Note for negotiable certificates of deposit of major United States money center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement in a denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by such Calculation Agent are not quoting offered rates as mentioned in this sentence, the "CD Rate" for such Interest Reset Period will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

     The "Calculation Date" pertaining to any CD Rate Determination Date shall be the tenth calendar day after such CD Rate Determination Date or, if such day is not a Business Day, the next succeeding Business Day.

     CD Rate Notes, like other Notes, are not deposit obligations of a bank and are not insured by the Federal Deposit Insurance Corporation.

  Commercial Paper Rate Notes

     Each Commercial Paper Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Commercial Paper Rate" for each Interest Reset Period will be determined by the Calculation Agent for such Commercial Paper Rate Note as of the second Business Day prior to the Interest Reset Date for such Interest Reset Period (a "Commercial Paper Rate Determination Date") and shall be the Money Market Yield (as defined below) on such Commercial Paper Rate Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519)under the heading "Commercial Paper." In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date (as defined below) pertaining to such Commercial Paper Rate Determination Date, then the "Commercial Paper Rate" for such Interest Reset Period shall be the Money Market Yield on such Commercial Paper Rate Determination Date of the rate for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the "Commercial Paper Rate" for such Interest Reset Period shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, on such Commercial Paper Rate Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for such Commercial Paper Rate Note for commercial paper of the specified Index Maturity placed for an industrial issuer whose bonds are rated "AA" or the equivalent by a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by such Calculation Agent are not quoting offered rates as mentioned in this sentence, the "Commercial Paper Rate" for such Interest Reset Period will be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

     "Money Market Yield" shall be a yield calculated in accordance with the following formula:

Money Market Yield = D X         360       X 100
                            --------------
                            360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the specified Index Maturity.

     The "Calculation Date" pertaining to any Commercial Paper Rate Determination Date shall be the tenth calendar day after such Commercial Paper Rate Determination Date or, if such day is not a Business Day, the next succeeding Business Day.

  Federal Funds Rate Notes

     Each Federal Funds Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" for each Interest Reset Period shall be the effective rate on the Interest Reset Date for such Interest Reset Period (a "Federal Funds Rate Determination Date") for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)." In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date (as defined below) pertaining to such Federal Funds Rate Determination Date, the "Federal Funds Rate" for such Interest Reset Period shall be the rate on such Federal Funds Rate Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the "Federal Funds Rate" for such Interest Reset Period shall be the rate on such Federal Funds Rate Determination Date made publicly available by the Federal Reserve Bank of New York which is equivalent to the rate which appears in H.15(519) under the heading "Federal Funds (Effective)," provided, however, that if such rate is not made publicly available by the Federal Reserve Bank of New York by 3:00 p.m., New York City time, on such Calculation Date, the "Federal Funds Rate" for such Interest Reset Period will be the same as the Federal Funds Rate in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate). In the case of a Federal Funds Rate Note that resets daily, the interest rate on such Note for the period from and including a Monday to but excluding the succeeding Monday will be reset by the Calculation Agent for such Note on such second Monday (or, if not a Business Day, on the next succeeding Business Day) to a rate equal to the average of the Federal Funds Rates in effect with respect to each such day in such week.

     The "Calculation Date" pertaining to any Federal Funds Rate Determination Date shall be the next succeeding Business Day.

  LIBOR Notes

     Each LIBOR Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to LIBOR and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     "LIBOR" for each Interest Reset Period will be determined by the Calculation Agent for such LIBOR Notes as follows:

          (i) On the second London Banking Day prior to the Interest Reset Date for such Interest Reset Period (a "LIBOR Determination Date"), the Calculation Agent for such LIBOR Note will determine the offered rates for deposits in the Specified Currency for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on such Interest Reset Date, which appear on the Designated LIBOR Page at approximately 11:00 a.m., London time, on such LIBOR Determination Date. If "LIBOR Telerate" is designated in the applicable Pricing Supplement, "Designated LIBOR Page" means the display designated as page "3750" on the Dow Jones Telerate Service (or such other page as may replace page "3750" on such service or such other service as may be nominated by the British Bankers' Association for the purpose of displaying the London interbank offered rates of major banks), and LIBOR for such Interest Reset Period will be the relevant offered rate as determined by the Calculation Agent. If "LIBOR Reuters" is designated in the applicable Pricing Supplement, "Designated LIBOR Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on such service or such other service as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates of major banks) provided that at least two such offered rates appear on the Designated LIBOR Page, in which case "LIBOR" for such Interest Reset Period will be the arithmetic mean of such offered rates as determined by the Calculation Agent for such LIBOR Note.

          (ii) If LIBOR cannot be determined as above (either because the Designated LIBOR Page is no longer available or because less than two rates appear on page "LIBO" on the Reuters Monitor Money Rate Services) on such LIBOR Determination Date, the Calculation Agent for such LIBOR Note will request the principal London offices of each of four major banks in the London interbank market selected by such Calculation Agent to provide such Calculation Agent with its offered quotations for deposits in the Specified Currency for the period of the specified Index Maturity, commencing on such Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount equal to an amount of not less than $1,000,000 or the approximate equivalent thereof in the Specified Currency that is representative of a single transaction in such market at such time. If at least two such quotations are provided, "LIBOR" for such Interest Reset Period will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, "LIBOR" for such Interest Reset Period will be the arithmetic mean of rates quoted by three major banks in The City of New York selected by the Calculation Agent for such LIBOR Note at approximately 11:00 a.m., New York City time, on such LIBOR Determination Date for loans in the Specified Currency to leading European banks, for the period of the specified Index Maturity, commencing on such Interest Reset Date, and in a principal amount equal to an amount of not less than $1,000,000 or the equivalent thereof in the Specified Currency that is representative of a single transaction in such market at such time; provided, however, that if fewer than three banks selected as aforesaid by such Calculation Agent are quoting rates as mentioned in this sentence, "LIBOR" for such Interest Reset Period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

  Treasury Rate Notes

     Each Treasury Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless "Constant Maturity" is specified or unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" for each Interest Reset Period will be the rate for the auction held on the Treasury Rate Determination Date (as defined below) for such Interest Reset Period of direct obligations of the United States ("Treasury securities") having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading "U.S. Government Securities-Treasury bills-auction average (investment)" or, in the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date (as defined below) pertaining to such Treasury Rate Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury Rate Determination Date as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury securities having the specified Index Maturity are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held on such Treasury Rate Determination Date, then the "Treasury Rate" for such Interest Reset Period shall be calculated by the Calculation Agent for such Treasury Rate Note and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Rate Determination Date, of three leading primary United States government securities dealers selected by such Calculation Agent for the issue of Treasury securities with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by such Calculation Agent are not quoting bid rates as mentioned in this sentence, then the "Treasury Rate" for such Interest Reset Period will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

     The "Treasury Rate Determination Date" for each Interest Reset Period will be the day of the week in which the Interest Reset Date for such Interest Reset Period falls on which Treasury securities would normally be auctioned. Treasury securities are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Rate Determination Date pertaining to the Interest Reset Period commencing in the next succeeding week. If an auction date shall fall on any day that would otherwise be an Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the Business Day immediately following such auction date.

     If "Constant Maturity" is specified in the applicable Pricing Supplement, the "Treasury Rate" for each Interest Reset Period will be the rate that is set forth in the Federal Reserve Board publication H.15(519) opposite the caption "U.S. Government/Securities/Treasury Constant Maturities/" in the Index Maturity with respect to the applicable Constant Maturity Treasury Rate Determination Date (as defined below). If the H.15(519) is not published, the Treasury Rate shall be the rate that was set forth on Telerate Page 7055, or its successor page (as determined by the Calculation Agent), on the applicable Constant Maturity Treasury Rate Determination Date opposite the applicable Index Maturity. If no such rate is set forth, then the Treasury Rate for such Interest Reset Period shall be established by the Calculation Agent as follows: The Calculation Agent will contact the Federal Reserve Board and request the Treasury Rate, in the applicable Index Maturity, for the Constant Maturity Treasury Rate Determination Date. If the Federal Reserve Board does not provide such information, then the Treasury Rate for such Interest Reset Date will be the arithmetic mean of bid-side quotations, expressed in terms of yield, reported by three leading U.S. government securities dealers (one or more of which may be an Underwriter (as defined herein)), according to their written records, as of 3:00 p.m. (New York City time) on the Constant Maturity Treasury Rate Determination Date, for the noncallable U.S. Treasury Note that is nearest in maturity to the Index Maturity, but not less than exactly the Index Maturity and for the noncallable U.S. Treasury Note that is nearest in maturity to the Index Maturity, but not more than exactly the Index Maturity. The Calculation Agent shall calculate the Treasury Rate by interpolating to the Index Maturity based on an actual/actual date count basis, the yield on the two Treasury Notes selected. If the Calculation Agent cannot obtain three such adjusted quotations, the Treasury Rate for such Interest Reset Date will be the arithmetic mean of all such quotations, or if only one such quotation is obtained, such quotation, obtained by the Calculation Agent. In all events, the Calculation Agent shall continue polling dealers until at least one adjusted yield quotation can be determined.

     "The Constant Maturity Treasury Rate Determination Date" shall be the tenth Business Day prior to the Interest Reset Date for the applicable Interest Reset Period.

     The Treasury constant maturity rate for a Treasury security maturity (the "CMT Rate") as published in H.15(519) as of any Business Day is intended to be indicative of the yield of a U.S. Treasury security having as of such Business Day a remaining term to maturity equivalent to such maturity. The CMT Rate as of any Business Day is based upon an interpolation by the U.S. Treasury of the daily yield curve of outstanding Treasury securities. This yield curve, which relates the yield on a security to its time to maturity, is based on the over-the-counter market bid yields on actively traded Treasury securities. Such yields are calculated from composites of quotations reported by leading U.S. government securities dealers, which may include one or more of the Agents or other affiliates of the Company. Certain constant maturity yield values are read from the yield curve. Such interpolation from the yield curve provides a theoretical yield for a Treasury security having ten years to maturity, for example, even if no outstanding Treasury security has as of such date exactly ten years remaining to maturity.

     The "Calculation Date" pertaining to any Treasury Rate Determination Date or Constant Maturity Rate Determination Date, as applicable, shall be the tenth calendar day after such Treasury Rate Determination Date or Constant Maturity Rate Determination Date, as applicable, or, if such a day is not a Business Day, the next succeeding Business Day.

  Prime Rate Notes

     Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, the "Prime Rate" for each Interest Reset Period will be determined by the Calculation Agent for such Prime Rate Note as of the second Business Day prior to the Interest Reset Date for such Interest Reset Period (a "Prime Rate Determination Date") and shall be the rate made available and subsequently published on such date in H.15(519) under the heading "Bank Prime Loan." In the event that such rate has not been made available prior to 3:00 P.M., New York City time, on the Calculation Date (as defined below) pertaining to such Prime Rate Determination Date, the Prime Rate will be calculated by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen NYMF Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen NYMF Page for the Prime Rate Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Rate Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen NYMF Page, the Prime Rate will be calculated by the Calculation Agent and will be the arithmetic mean of the prime rates quoted in The City of New York on such Prime Rate Determination Date by at least three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate with respect to such Prime Rate Determination Date will be the Prime Rate in effect on such Prime Rate Determination Date. "Reuters Screen NYMF Page" means the display designated as page "NYMF" on the Reuters Monitor Money Rates Service (or such other page as may replace the NYMF page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     The "Calculation Date" pertaining to any Prime Rate Determination Date shall be the tenth calendar day after such Prime Rate Determination Date or, if such day is not a Business Day, the next succeeding Business Day.

  J.J. Kenny Rate Notes

     J.J. Kenny Rate Notes will bear interest at the interest rates (calculated by reference to the J.J. Kenny Rate and the Spread and/or Spread Multiplier, if
any) specified in the J.J. Kenny Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in an applicable Pricing Supplement, the "J.J. Kenny Rate" for each Interest Reset Period will be determined by the Calculation Agent for such J.J. Kenny Rate Note as of the second Business Day prior to the Interest Reset Date for such Interest Reset Period (a "J.J. Kenny Rate Determination Date") and shall be the per annum rate on such date equal to the index made available and subsequently published by Kenny Information Systems or its successor, based upon 30-day yield evaluations at par of bonds, the interest on which is excludable from gross income for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), of not less than five "high grade" component issuers selected from time to time by Kenny Information Systems, including, without limitation, issuers of general obligation bonds; provided, however, that the bonds on which the index is based shall not include any bonds the interest on which is subject to an "alternate minimum tax" or similar tax under the Code, unless all tax-exempt bonds are subject to such tax. If such rate is not made available by 3:00 P.M., New York City time, on the Calculation Date (as defined below) pertaining to such J.J. Kenny Rate Determination Date, the J.J. Kenny Rate shall be the rate quoted by a successor indexing agent selected by the Company equaling the prevailing rate for bonds rated in the highest short-term rating category by Moody's Investors Service, Inc. and Standard & Poor's Corporation in respect of issuers selected by such successor indexing agent most closely resembling the "high grade" component issuers selected by Kenny Information Systems that are subject to tender by the holders thereof for purchase on not more than seven days' notice and the interest on which is (A) variable on a weekly basis, (B) excludable from gross income for federal income tax purposes under the Code, and (C) not subject to an "alternate minimum tax" or similar tax under the Code, unless all tax-exempt bonds are subject to such tax; provided, however, that if a successor indexing agent is not available, the J.J. Kenny Rate with respect to such J.J. Kenny Rate Determination Date will be the J.J. Kenny Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

     The "Calculation Date" pertaining to any J.J. Kenny Rate Determination Date shall be the tenth calendar day after such J.J. Kenny Rate Determination Date or, if such day is not a Business Day, the next succeeding Business Day.

  Eleventh District Cost of Funds Rate Notes

     Eleventh District Cost of Funds Rate Notes will bear interest at the interest rates (calculated by reference to the Eleventh District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Eleventh District Cost of Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in an applicable Pricing Supplement, the "Eleventh District Cost of Funds Rate," for each Interest Reset Period will be determined by the Calculation Agent for such Eleventh District Cost of Funds Rate Note as of the last working day of the month immediately prior to such Interest Reset Date for such Interest Reset Period on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Eleventh District Cost of Funds Index (as defined below) (the "Eleventh District Cost of Funds Rate Determination Date"), and shall be the rate equal to the monthly weighted average cost of funds for the calendar month preceding such Eleventh District Cost of Funds Rate Determination Date as set forth under the caption "Eleventh District" on the Telerate Page 7058 (which page shall be deemed to include any successor page (as determined by the Calculation Agent)) as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Determination Date. If such rate does not appear on Telerate Page 7058 on any related Eleventh District Cost of Funds Rate Determination Date, the

Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Eleventh District Cost of Funds Rate Index") by the FHLB of San Francisco as such cost of funds for the calendar month preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month next preceding such Eleventh District Cost of Funds Rate Determination Date, then the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Determination Date.

  Inverse Floating Rate Notes

     Any Floating Rate Note may be designated in the applicable Pricing Supplement as an "Inverse Floating Rate Note," in which event, unless otherwise specified in the applicable Pricing Supplement, the interest rate on such Floating Rate Note will be equal to (i) in the case of the period, if any, commencing on the Issue Date (or the date on which such Note otherwise begins to accrue interest (if different from the Issue Date)) up to the first Interest Reset Date, a fixed rate of interest established by the Company as described in the applicable Pricing Supplement and (ii) in the case of each period commencing on an Interest Reset Date, a fixed rate of interest specified in the Pricing Supplement minus the interest rate determined by reference to the Base Rate as adjusted by the Spread and/or Spread Multiplier, if any; provided, however, that
(x) the interest rate thereon will not be less than zero and (y) the interest rate in effect for the ten days immediately prior to the date of Maturity of such Inverse Floating Rate Note will be that in effect on the tenth day preceding such date.

  Floating Rate/Fixed Rate Notes

     The applicable Pricing Supplement may provide that a Note will be a Floating Rate Note for a specified portion of its term and a Fixed Rate Note for the remainder of its term, in which event the interest rate on such Note will be determined as herein provided as if it were a Floating Rate Note and a Fixed Rate Note hereunder for each such respective period, all as specified in such applicable Pricing Supplement.

SUBSEQUENT INTEREST PERIODS

     The Pricing Supplement relating to each Note will indicate whether the Company has the option to reset the interest rate (in the case of a Fixed Rate
Note) with respect to such Note or the Spread, Spread Multiplier or method of calculation (in the case of a Floating Rate Note) with respect to such Note and, if so, the date or dates on which such interest rate or such Spread, Spread Multiplier or method of calculation, as the case may be, may be reset (each an "Optional Reset Date").

     The Company shall notify the Trustee for a Note whether or not it intends to exercise such option with respect to such Note at least 45 but not more than 60 days prior to an Optional Reset Date for such Note. Not later than 40 days prior to such Optional Reset Date, the Trustee for such Note will mail to the Holder of such Note a notice (the "Reset Notice"), first class, postage prepaid, indicating whether the Company has elected to reset the interest rate (in the case of a Fixed Rate Note) or the Spread, Spread Multiplier or method of calculation (in the case of a Floating Rate Note) and, if so, (i) such new interest rate or such new Spread, Spread Multiplier or method of calculation, as the case may be; and (ii) the provisions, if any, for redemption during the period from such Optional Reset Date to the next Optional Reset Date or, if there is no such next Optional Reset Date, to the Stated Maturity of such Registered Note (each such period a "Subsequent Interest Period"), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such Subsequent Interest Period. Upon the transmittal by the Trustee of a Reset Notice to the Holder of a Note, such new interest rate or such new Spread, Spread Multiplier and/or method of calculation, as the case may be, shall take effect automatically, and, except as modified by the Reset Notice and as described below, such Note will have the same terms as prior to the transmittal of such Reset Notice.

     Notwithstanding the foregoing, not later than 20 days prior to an Optional Reset Date for a Note, the Company may, at its option, revoke the interest rate (in the case of a Fixed Rate Note) or the Spread or Spread Multiplier (in the case of a Floating Rate Note) provided for in the Reset Notice with respect to such Optional Reset Date and establish a higher interest rate (in the case of a Fixed Rate Note) or a higher Spread or Spread Multiplier (in the case of a Floating Rate Note) for the Subsequent Interest Period commencing on such Optional Reset Date by causing the Trustee for such Note to mail notice of such higher interest rate or higher Spread or Spread Multiplier, as the case may be, first class, postage prepaid, to the Holder of such Registered Note. Such notice shall be irrevocable. All Notes with respect to which the interest rate or Spread or Spread Multiplier is reset on an Optional Reset Date will bear such higher interest rate (in the case of Fixed Rate Notes) or higher Spread or Spread Multiplier (in the case of Floating Rate Notes), whether or not tendered for repayment.

     The Holder of a Note will have the option to elect repayment of such Note by the Company on each Optional Reset Date at a price equal to the principal amount thereof, plus interest accrued to such Optional Reset Date. In order for a Note to be repaid on an Optional Reset Date, the Holder thereof must follow the procedures set forth below under "Optional Redemption, Repayment and Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Trustee for such Note shall be at least 25 but not more than 35 days prior to such Optional Reset Date, and except that a Holder who has tendered a Note for repayment pursuant to a Reset Notice may, by written notice to the Trustee for such Note, revoke any such tender for repayment until the close of business on the tenth day prior to such Optional Reset Date.

AMORTIZING NOTES

     The Company may from time to time offer Notes ("Amortizing Notes") on which a portion or all the principal amount is payable prior to Stated Maturity in accordance with a schedule or by application of a formula, or by reference to an Index (as defined below). Further information concerning additional terms and conditions of any Amortizing Notes, including terms for repayment thereof, will be set forth in the applicable Pricing Supplement.

INDEXED NOTES

     The Company may from time to time offer Notes ("Indexed Notes") on which certain or all interest payments (in the case of an "Indexed Rate Note"), and/or the principal amount payable at Stated Maturity or earlier redemption or retirement (in the case of an "Indexed Principal Note"), is determined by reference to the principal amount of such Notes (or, in the case of an Indexed Principal Note, to the amount designated in the applicable Pricing Supplement as the "Face Amount" of such Indexed Note) and by reference to prices, changes in prices, or differences between prices, of securities, currencies, intangibles, goods, articles or commodities or by application of a formula or by such other objective price, economic or other measures as are described in the applicable Pricing Supplement (any such measure or measures, an "Index"). A description of the Index used in any determination of an interest or principal payment, and the method or formula by which interest or principal payments will be determined by reference to such Index, will be set forth in the applicable Pricing Supplement.

     In the case of a Fixed Rate Note, Floating Rate Note or Indexed Rate Note that is also an Indexed Principal Note, the amount of any interest payment will be determined by reference to the Face Amount of such Indexed Note unless specified otherwise in the applicable Pricing Supplement. In the case of an Indexed Principal Note, the principal amount payable at Stated Maturity or any earlier redemption or repayment of the Indexed Note may be different from the Face Amount.

     If the determination of the Index on which any interest payment or the principal amount of an Indexed Note is calculated or announced by a third party, which may be an Underwriter or another affiliate of the Company, and such third party either suspends the calculation or announcement of such Index or changes the basis upon which such Index is calculated (other than changes consistent with policies in effect at the time such Indexed Note was issued and permitted changes described in the applicable Pricing Supplement), then such Index shall be calculated for purposes of such Indexed Note by another third party selected by the Company, which may be an Agent or another affiliate of the Company, subject to the same conditions and controls as applied to the original third party. If for any reason such Index cannot be calculated on the same basis and subject to the same conditions and controls as applied to the original third party, then the indexed interest payments, if any, or any indexed principal amount of such Indexed Note shall be calculated in the manner set forth in the applicable Pricing Supplement. Any determination of such third party shall, in the absence of manifest error, be binding on all parties.

     Unless otherwise specified in the applicable Pricing Supplement, (i) for the purpose of determining whether Holders of the requisite principal amount of Notes outstanding under the Indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of Indexed Notes will be deemed to be the Face Amount thereof, and (ii) in the event of an acceleration of the Stated Maturity of an Indexed Note, the principal amount payable to the Holder of such Note upon acceleration will be the principal amount determined by reference to the formula by which the principal amount of such Note would be determined on the Stated Maturity thereof, as if the date of acceleration were the Stated Maturity.

     An investment in Indexed Notes entails significant risks, including wide fluctuations in market value as well as in the amounts of payments due thereunder, that are not associated with a similar investment in a conventional debt security. Such risks depend on a number of factors including supply and demand for the particular security, currency, commodity or other good or article to which the Note is indexed and economic and political events over which the Company has no control. Fluctuations in the price of any particular security or commodity, in the rates of exchange between particular currencies or in particular indices that have occurred in the past are not necessarily indicative, however, of fluctuations in the price or rates of exchange that may occur during the term of any Indexed Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by investment in Indexed Notes.

DUAL CURRENCY NOTES

     The Company may from time to time offer Notes (the "Dual Currency Notes") as to which the Company has a one time option, exercisable on any one of the dates specified in the applicable Pricing Supplement (each an "Option Election Date") in whole, but not in part, with respect to all Dual Currency Notes issued on the same day and having the same terms (a "Tranche"), of thereafter making all payments of principal, premium, if any, and interest (which payments would otherwise be made in the Specified Currency of such Notes) in the optional currency specified in the applicable Pricing Supplement (the "Optional Payment Currency"). Information as to the relative value of the Specified Currency compared to the Optional Payment Currency will be set forth in the applicable Pricing Supplement.

     The Pricing Supplement for each issuance of Dual Currency Notes will specify, among other things, the Specified Currency and Optional Payment Currency of such issuance and the Designated Exchange Rate for such issuance, which will be a fixed exchange rate used for converting amounts denominated in the Specified Currency into amounts denominated in the Optional Payment Currency (the "Designated Exchange Rate"). The Pricing Supplement will also specify the Option Election Dates and Interest Payment Dates for the related issuance of Dual Currency Notes. Each Option Election Date will be a certain number of days before an Interest Payment Date or Stated Maturity, as set forth in the applicable Pricing Supplement, and will be the date on which the Company may select whether to make all scheduled payments due thereafter in the Optional Payment Currency rather than in the Specified Currency.

     If the Company makes such an election, the amount payable in the Optional Payment Currency shall be determined using the Designated Exchange Rate specified in the applicable Pricing Supplement. If such election is made, notice of such election shall be mailed in accordance with the terms of the applicable Tranche of Dual Currency Notes within two Business Days of the Option Election Date and shall state (i) the first date, whether an Interest Payment Date and/or Stated Maturity, in which scheduled payments in the Optional Payment Currency will be made and (ii) the Designated Exchange Rate. Any such notice by the Company, once given, may not be withdrawn. The equivalent value in the Specified Currency of payments made after such an election may be less, at the then current exchange rate, than if the Company had made such payment in the Specified Currency.

     For United States federal income tax purposes, holders of Dual Currency Notes may be subject to rules which differ from the general rules applicable to holders of other types of Notes offered hereby. The U.S. federal income tax consequences of the purchase, ownership and disposition of Dual Currency Notes will be set forth in the applicable Pricing Supplement.

RENEWABLE NOTES

     The Company may from time to time offer Notes which will mature on an Interest Payment Date specified in the applicable Pricing Supplement occurring in or prior to the twelfth month following the Original Issue Date of such Notes (the "Initial Maturity Date") unless the term of all or any portion of any such Note (a "Renewable Note") is renewed in accordance with the procedures described below.

     On the Interest Payment Date occurring in the sixth month (unless a different interval (the "Special Election Interval") is specified in the applicable Pricing Supplement) prior to the Initial Maturity Date of a Renewable Note (the "Initial Renewal Date") and on the Interest Payment Date occurring in each sixth month (or in the last month of each Special Election Interval) after such Initial Renewal Date (each, together with the Initial Renewal Date, a "Renewal Date"), the term of such Renewable Note may be extended to the Interest Payment Date occurring in the twelfth month (or, if a Special Election Interval is specified in the applicable Pricing Supplement, the last month in a period equal to twice the Special Election Interval) after such Renewal Date, if the Holder of such Renewable Note elects to extend the term of such Renewable Note or any portion thereof as described below. If a Holder does not elect to extend the term of any portion of the principal amount of a Renewable Note during the specified period prior to any Renewal Date, such portion will become due and payable on the Interest Payment Date occurring in the sixth month (or the last month in the Special Election Interval) after such Renewal Date (the "New Maturity Date").

     A Holder of a Renewable Note may elect to renew the term of such Renewable Note, or if so specified in the applicable Pricing Supplement, any portion thereof, by delivering a notice to such effect to the Trustee (or any duly appointed paying agent) at the corporate trust office of the Trustee or agency of the Trustee in the City of New York not less than 15 nor more than 30 days prior to such Renewal Date (unless another period is specified in the applicable Pricing Supplement as the "Special Election Period"). Such election will be irrevocable and will be binding upon each subsequent Holder of such Renewable Note. An election to renew the term of a Renewable Note may be exercised with respect to less than the entire principal amount of such Renewable Note only if so specified in the applicable Pricing Supplement and only in such principal amount, or any integral multiple in excess thereof, as is specified in the applicable Pricing Supplement. Notwithstanding the foregoing, the term of the Renewable Notes may not be extended beyond the Stated Maturity specified for such Renewable Notes in the applicable Pricing Supplement.

     If the Holder does not elect to renew the term, such Renewable Note must be presented to the Trustee (or any duly appointed paying agent) and, with respect to a Renewable Note that is a certificate issued in definitive form, as soon as practicable following receipt of such Renewable Note the Trustee (or any duly appointed paying agent) shall issue in exchange therefore in the name of such Holder (i) a Note, in a principal amount equal to the principal amount of such exchanged Renewable Note for which no election to renew the term thereof was exercised, with terms identical to those specified on such Renewable Note (except that such Note shall have a fixed, nonrenewable Stated Maturity on the New Maturity Date) and (ii) if an election to renew is made with respect to less than the full principal amount of such holder's Renewable Note, a replacement Renewable Note, in a principal amount equal to the principal amount of such exchanged Renewable Note for which the election to renew was made, with terms identical to such exchanged Renewable Notes.

     If a Note is represented by a Global Security, the Depositary's nominee will be the Holder of such Note and therefore will be the only entity that can exercise a right to renew. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to renew. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

EXTENSION OF MATURITY

     The Pricing Supplement relating to each Note will indicate whether the Company has the option to extend the Stated Maturity of such Note for one or more periods of whole years from one to five (each an "Extension Period") up to but not beyond the date (the "Final Maturity") set forth in such Pricing Supplement.

     The Company may exercise such option with respect to a Note by notifying the Trustee for such Note at least 45 but not more than 60 days prior to the old Stated Maturity of such Note. Not later than 40 days prior to the old Stated Maturity of such Note, the Trustee for such Note will mail to the Holder of such Note a notice (the "Extension Notice"), first class, postage prepaid. The Extension Notice will set forth (i) the election of the Company to extend the Stated Maturity of such Note; (ii) the new Stated Maturity; (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread, Spread Multiplier or method of calculation applicable to the Extension Period; and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by such Trustee of an Extension Notice to the Holder of a Note, the Stated Maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms as prior to the mailing of such Extension Notice. Notwithstanding the foregoing, not later than 20 days prior to the old Stated Maturity of such Note, the Company may, at its option, revoke the interest rate (in the case of a Fixed Rate Note) or the Spread or Spread Multiplier (in the case of a Floating Rate
Note) provided for in the Extension Notice for such Note and establish a higher interest rate (in the case of a Fixed Rate Note) or a higher Spread or Spread Multiplier (in the case of a Floating Rate Note) for the Extension Period, by causing the Trustee for such Note to mail notice of such higher interest rate or higher Spread or Spread Multiplier, as the case may be, first class, postage prepaid, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the Stated Maturity is extended will bear such higher interest rate (in the case of Fixed Rate Notes) or higher Spread or Spread Multiplier (in the case of Floating Rate Notes) for the Extension Period, whether or not tendered for repayment.

     If the Company extends the Stated Maturity of a Note, the Holder of such Note will have the option to elect repayment of such Note by the Company on the old Stated Maturity at a price equal to the principal amount thereof, plus interest accrued to such date. In order for a Note to be repaid on the old Stated Maturity once the Company has extended the Stated Maturity thereof, the Holder thereof must follow the procedures set forth below under "Optional Redemption, Repayment and Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Trustee for such Note shall be at least 25 but not more than 35 days prior to the old Stated Maturity and except that a Holder who has tendered a Note for repayment pursuant to an Extension Notice may, by written notice to the Trustee for such Note, revoke any such tender for repayment until the close of business on the tenth day before the old Stated Maturity.

COMBINATION OF PROVISIONS

     If so specified in the applicable Pricing Supplement, any Note may be subject to all of the provisions, or any combination of the provisions, described above under "Subsequent Interest Periods," "Extension of Maturity" and "Renewable Notes."

OPTIONAL REDEMPTION, REPAYMENT AND REPURCHASE

     The Pricing Supplement relating to each Note will indicate either that such Note cannot be redeemed prior to its Stated Maturity or that such Note will be redeemable at the option of the Company, in whole or in part, and the date or dates (each an "Optional Redemption Date") on which such Note may be redeemed and the price (the "Redemption Price") at which (together with accrued interest to such Optional Redemption Date) such Note may be redeemed on each such Optional Redemption Date. Unless otherwise specified in the applicable Pricing Supplement, the Company may exercise such option with respect to a Note by notifying the Trustee for such Note at least 45 days prior to any Optional Redemption Date. Unless otherwise specified in the applicable Pricing Supplement, at least 30 but not more than 60 days prior to the date of redemption, such Trustee shall mail notice of such redemption, first class, postage prepaid, to the Holder of such Note. In the event of redemption of a
Note in part only, a new Note or Notes for the unredeemed portion thereof shall be issued to the Holder thereof upon the cancellation thereof. The Notes (other than Amortizing Notes) will not be subject to any sinking fund.

     The Pricing Supplement relating to each Note will also indicate whether the Holder of such Note will have the option to elect repayment of such Note by the Company prior to its Stated Maturity, and, if so, such Pricing Supplement will specify the date or dates on which such Note may be repaid (each an "Optional Repayment Date") and the price (the "Optional Repayment Price") at which, together with accrued interest to such Optional Repayment Date, such Note may be repaid on each such Optional Repayment Date.

     In order for a Note to be repaid, the Trustee for such Note must receive, at least 30 but not more than 45 days prior to an Optional Repayment Date (i) such Note with the form entitled "Option to Elect Repayment" on the reverse thereof duly completed, or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the Holder of such Note, the principal amount of such Note to be repaid, the certificate number or a description of the tenor and terms of such Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed will be received by such Trustee not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter. If the procedure described in clause (ii) of the preceding sentence is followed, then such Note and form duly completed must be received by such Trustee by such fifth Business Day. Any tender of a Note by the Holder for repayment (except pursuant to a Reset Notice or an Extension Notice) shall be irrevocable. The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of such Note provided that the principal amount of such Note remaining outstanding after repayment is an authorized denomination. Upon such partial repayment, such Note shall be cancelled and a new Note or Notes for the remaining principal amount thereof shall be issued in the name of the Holder of such repaid Note.

     If a Note is represented by a Global Security, the Depositary's nominee will be the Holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

     Notwithstanding anything in this Prospectus to the contrary, if a Note is an Original Issue Discount Note, the amount payable on such Note in the event of redemption or repayment prior to its Stated Maturity (other than pursuant to an optional redemption by the Company at a stated Redemption Price) shall be the Amortized Face Amount of such Note as of the date of redemption or the date of repayment, as the case may be.

     The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company, may, at the discretion of the Company, be held or resold or surrendered to the Trustee for cancellation. The Notes will not be subject to a sinking fund.

OTHER PROVISIONS

     Any provisions with respect to the determination of an interest rate basis, the specification of an interest rate basis, calculation of the interest rate applicable to, or the principal payable at Maturity on, any Note, its Interest Payment Dates or any other matter relating thereto may be modified by the terms as specified in the applicable Pricing Supplement.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

     The Notes offered hereby will be issued only in book-entry form from the perspective of beneficial owners of Notes ("Noteholders"), except as described below under "Certificated Notes." Notes having the same Original Issue Date, interest rate and Stated Maturity will typically be issued in the form of a single Global Certificate registered in the name of a nominee of the Depositary (Section 303).

     The Depositary's nominee will be considered the sole Holder of the Notes represented by a Global Certificate for all purposes of the Indenture. Owners of beneficial interests in a Global Certificate will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the Holders of Notes under the Indenture (except as described below under "Certificated Notes"). A Noteholder's beneficial ownership of a Note will be recorded on or through the records of the brokerage firm or other entity that maintains such Noteholder's account. In turn, the total number of Notes held by an individual brokerage firm or other entity for its clients will be maintained on the records of the Depositary in the name of such brokerage firm or other entity (or in the name of a Participant (as defined below) that acts as the agent for the Noteholder's brokerage firm or other entity if it is not a Participant). Therefore, a Noteholder must rely upon the records of such brokerage firm or other entity to evidence such Noteholder's beneficial ownership of a Note. Transfer of ownership of any Note may be effected only through the selling Noteholder's brokerage firm or such other entity.

     The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its Participants and to facilitate the clearance and settlement of transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates.

     Participants include securities brokers and dealers (including the Underwriter), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

CERTIFICATED NOTES

     If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Notes in definitive form in exchange for each Global Certificate. In addition, the Company may at any time and in its sole discretion determine not to have Notes represented by Global Certificates and, in such event, will issue individual Notes in definitive form in exchange for Global Certificates. In either instance, a beneficial owner of Notes represented by a Global Certificate will be entitled to have such Notes registered in its name and will be entitled to physical delivery of such Notes in definitive form. Individual Notes so issued will be issued as registered Debt Securities, without coupons, in one or more authorized denominations as described above under "General"

(Section 305). Payments of interest on such Notes (other than interest payable at Stated Maturity) will be made by check mailed to the registered Holders thereof. Principal and interest payable at the Stated Maturity of any such Note will be paid in immediately available funds upon surrender of such Note at the corporate trust office or agency of the Trustee in the City of New York (Section
307). Certificated Notes may be transferred or exchanged at the corporate trust office or agency of the Trustee in the City of New York, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith (Section 305).

     If a certificated Note is mutilated, destroyed, lost or stolen, it may be replaced at the corporate trust office or agency of the Trustee in the City of New York upon payment by the Holder of such expenses as may be incurred by the Company and the Trustee in connection therewith and the furnishing of such evidence and indemnity as the Company and the Trustee may require. Mutilated Notes must be surrendered before new Notes will be issued (Section 306).

LIMITATION ON LIENS

     The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, incur, issue, assume, guarantee or suffer to exist any indebtedness for borrowed money if the payment of such indebtedness is secured by a pledge of, lien on or security interest in any shares of stock of any Restricted Subsidiary without effectively providing for the equal and ratable securing of the payment of the Notes (Section 1205). The term "Restricted Subsidiary" is defined in the Indenture to mean each of Salomon Brothers Inc, Smith Barney Inc. and any Subsidiary of the Company owning, directly or indirectly, any of the common stock of, or succeeding to any substantial part of the business now conducted by, any of such corporations.

EVENTS OF DEFAULT

     The following will constitute Events of Default under the Indenture with respect to the Notes: (i) default in the payment of the principal of (and premium, if any, on) any Note when due; (ii) default for 30 days in the payment of any interest on any Note when due; (iii) default in the deposit of any sinking fund payment, when and as due by the terms of any Note; (iv) default in the performance of any other covenant in the Indenture, continued for 60 days after written notice thereof by the Trustee or the Holders of at least 25% in principal amount of the Notes then Outstanding; and (v) certain events of bankruptcy, insolvency or reorganization (Section 501).

     The Indenture provides that if an Event of Default specified therein shall occur and be continuing with respect to the Notes, either the Trustee or the Holders of at least 25% in principal amount of the Notes then Outstanding may declare the principal of and all accrued interest on all Notes to be due and payable (or, in the case of Discount Notes or Indexed Notes (as defined herein), an amount equal to such portion of the principal amount thereof as will be specified in the related Pricing Supplement). In certain cases, the Holders of a majority in principal amount of the Notes then Outstanding may, on behalf of the Holders of all Notes, rescind and annul such declaration and its consequences (Section 502).

     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the continuance of a default to act with the required standard of care, to be indemnified by the Holders of the Notes before proceeding to exercise any right or power under such Indenture with respect to the Notes at the request of such Holders (Section 603). The Indenture provides that no Holder of a Note may institute any proceeding, judicial or otherwise, to enforce the Indenture except in the case of failure of the Trustee, for 60 days, to act after it receives (i) written notice of such default, (ii) a written request to enforce the Indenture by the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding (and the Trustee receives no direction inconsistent with such written request from the Holders of a majority in aggregate principal amount of the Notes then outstanding) and (iii) an offer of reasonable indemnity (Section 507). This provision will not prevent any Holder of any Note from enforcing payment of the principal thereof (and premium, if any, thereon) and any interest thereon from enforcing payment thereof at the respective due dates thereof (Section 508). The Holders of a majority in aggregate principal amount of the Notes then Outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or of exercising any trust or power conferred on it with respect to the Notes. However, such Trustee may refuse to follow any direction that conflicts with law or the Indenture or that would be unjustly prejudicial to Holders not joining therein (Section 512).

     The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to the Notes known to it, give to the Holders of Notes notice of such default, unless such default shall have been cured or waived; but, except in the case of a default in the payment of the principal of (and premium, if any) or any interest on the Notes or in the payment of any sinking fund installment with respect to the Notes, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the Holders of the Notes (Section 602).

     The Company will be required to file annually with the Trustee a certificate of an appropriate officer of the Company as to the absence of certain defaults under the terms of the Indenture (Section 1206).

MODIFICATION AND WAIVER

     The Indenture contains provisions for convening meetings of Holders to consider matters affecting their interests (Article Nine).

     Modifications of and amendments to the Indenture may be made by the Company and the Trustee thereunder with the consent of the Holders of a majority in principal amount of the Debt Securities then outstanding (the "Outstanding Debt Securities") of each series issued thereunder that is affected by such modification or amendment, voting separately; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest or additional amounts payable on, any Debt Security; (ii) reduce the principal amount (including the amount payable on a Discount Security upon the acceleration of the Maturity thereof) of, or any interest on or any premium payable upon redemption of, or additional amounts payable on, any Debt Security; (iii) change the currency or composite currency of denomination or payment of the principal of (and premium, if any, on) or any interest payable on any Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or (v) reduce the percentage of the principal amount of the Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture with respect to waiver of compliance with certain provisions of the Indenture or waiver of certain defaults (Section 1102).

     The Holders of a majority in principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture before the time for such compliance (Section 1207). The Holders of a majority in principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the Indenture with respect to the Debt Securities of that series, except a default in the payment of the principal of (and premium, if any) or any interest on any Debt Securities or in respect of a covenant or provision the modification or amendment of which would require the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

CONSOLIDATION, MERGER AND TRANSFER OR LEASE OF ASSETS

     The Indenture provides that the Company may not consolidate with or merge into any corporation, or transfer or lease its assets substantially as an entirety to any Person, unless (i) the successor corporation or transferee or lessee (the "Successor Corporation") is a corporation organized under the laws of the United States or any political subdivision thereof; (ii) the Successor Corporation assumes the Company's obligations under the Indenture and on the Notes; (iii) after giving effect to the transaction no Event of Default and no event that, after notice or lapse of time, or both, would become an Event of Default shall have occurred and be continuing; and (iv) certain other conditions are met (Section 1001).

DEFEASANCE

     The Indenture provides that the Company, at its option, (i) will be discharged from any and all obligations in respect of the Notes (except for certain obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold moneys for payment in trust) or (ii) will not be subject to provisions of the Indenture described above under "Limitation on Liens" and "Consolidation, Merger and Transfer or Lease of Assets" with respect to the Notes, in each case if the Company deposits with the Trustee, in trust, money or U.S. Government Obligations that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of (and premium, if any) and any interest on the Notes on the dates such payments are due in accordance with the terms of the Notes. To exercise any such option under the Indenture, the Company is required to deliver to the Trustee an opinion of counsel to the effect that (1) the deposit and related defeasance would not cause the Holders of the Notes to recognize income, gain or loss for U.S. federal income tax purposes and, in the case of a discharge pursuant to clause (i) above, a ruling to such effect received from or published by the United States Internal Revenue Service, and (2) if the Notes are then listed on the New York Stock Exchange, the Notes would not be delisted from the New York Stock Exchange as a result of the exercise of such option (Sections 1501 and 1502).

REPLACEMENT NOTES

     If a Note is mutilated, destroyed, lost or stolen, it may be replaced at the corporate trust office or agency of the Trustee in the City and State of New York upon payment by the Holder of such expenses as may be incurred by the Company and the Trustee in connection therewith and the furnishing of such evidence and indemnity as the Company and Trustee may require. Mutilated Notes must be surrendered before new Notes (with or without Coupons) will be issued (Section 306).

NOTICES

     Any notice required to be given to a Holder of a Note will be mailed to the last address of such Holder set forth in the applicable security register (Section 105).

CONCERNING THE TRUSTEE

     The Company and certain of its subsidiaries maintain lines of credit and have other customary banking relationships with the Trustee and certain of its affiliates.

                                 CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in Notes that are denominated in a Specified Currency other than U.S. dollars ("Foreign Currency Notes") entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Similarly, an investment in an Indexed Note on which all or a part of any payment due is determined by reference to a currency other than U.S. dollars entails significant risks that are not associated with a similar investment in non-Indexed Notes. Such risks include, without limitation, the possibility of significant market changes in rates of exchange between U.S. dollars and such Specified Currency, the possibility of significant changes in rates of exchange between U.S. dollars and such Specified Currency resulting from official redenomination with respect to such Specified Currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on factors over which the Company has no control and which cannot be readily foreseen, such as economic and political events, and on the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies, and between certain foreign currencies and other foreign currencies, have been volatile, and such volatility may be expected in the future. Fluctuations that have occurred in any particular exchange rate in the past are not necessarily indicative, however, of fluctuations that may occur in the rate during the term of any Foreign

Currency Note. Depreciation of the Specified Currency of a Foreign Currency Note against U.S. dollars would result in a decrease in the effective yield of such Foreign Currency Note below its coupon rate and, in certain circumstances, could result in a substantial loss to the investor on a U.S. dollar basis.

     Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a Specified Currency (other than U.S. dollars) at the time of payment of principal of, or premium, if any, or interest on, a Foreign Currency Note. There can be no assurance that exchange controls will not restrict or prohibit payments of principal (and premium, if any) or interest in any such Specified Currency. Even if there are no actual exchange controls, it is possible that such Specified Currency would not be available to the Company when payments on such Note are due because of circumstances beyond the control of the Company. In any such event, the Company will make required payments in U.S. dollars on the basis described herein. See " -- Payment Currency." Prospective purchasers should consult their own financial and legal advisors as to the risks entailed by an investment in Notes denominated in a currency other than U.S. dollars.

     The information set forth in this Prospectus is directed to prospective purchasers of Notes who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase or holding of, or receipt of payments of principal, premium or interest in respect of, Notes. Such persons should consult their own advisors with regard to such matters. Any Pricing Supplement relating to Notes having a Specified Currency other than U.S. dollars will contain a description of any material exchange controls affecting such currency and any other required information concerning such currency.

PAYMENT CURRENCY

     Except as set forth below, if payment in respect of a Note is required to be made in a Specified Currency other than U.S. dollars and such currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such Note shall be made in U.S. dollars until such currency is again available or so used. The amounts so payable on any date in such currency shall be converted into U.S. dollars on the basis of the most recently available Market Exchange Rate for such currency or as otherwise indicated in the applicable Pricing Supplement. Any payment in respect of such Note made under such circumstances in U.S. dollars will not constitute an Event of Default under the Indenture under which such Note shall have been issued.

     In the event of an official redenomination of the Specified Currency of a Note (other than as a result of European Monetary Union, but including, without limitation, an official redenomination of any such Specified Currency that is a composite currency), the obligations of the Company with respect to payments on Notes denominated in such Specified Currency shall, in all cases, be deemed immediately following such redenomination to provide for the payment of that amount of redenominated currency representing the amount of such obligations immediately before such redenomination. Notes will not provide for any adjustment to any amount payable under such Notes as a result of (i) any change in the value of the Specified Currency thereof relative to any other currency due solely to fluctuations in exchange rates or (ii) any redenomination of any component currency of any composite currency (unless such composite currency is itself officially redenominated). The procedures described in this section shall not apply in the event of European Monetary Union. For a description of the procedure to be followed in connection with European Monetary Union, see "European Monetary Union" below.

     Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks do not generally offer non-U.S. dollar-denominated checking or savings account facilities in the United States. Accordingly, payments on Notes made in a currency other than U.S. dollars will be made from an account at a bank located outside the United States unless otherwise specified in the applicable Pricing Supplement.

FOREIGN CURRENCY JUDGMENTS

     The Notes will be governed by and construed in accordance with the law of the State of New York. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. A 1987 amendment to the Judiciary Law of the State of New York provides, however, that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

                            EUROPEAN MONETARY UNION

     Stage III of the European Economic and Monetary Union ("Stage III") is presently scheduled to commence on January 1, 1999 for those member states of the European Union that satisfy the economic convergence criteria set forth in the Treaty on European Union. Certain of the foreign currencies in which Notes may be denominated or payments in respect of Notes may be due or by which amounts due on the Notes may be calculated are issued by countries that are signatories to such Treaty (any such country, a "Relevant Jurisdiction" with respect to such Notes). Stage III includes the introduction of a single currency (the "Euro") which will be legal tender in such member states. It is anticipated that the European Union will adopt regulations or other legislation providing specific rules for the introduction of the Euro in substitution for the respective current national currencies of such member states, which regulations or legislation may be supplemented by legislation of the individual member states. In the event that any Relevant Jurisdiction adopts the Euro, the laws and regulations of the European Union (and, if any, of such Relevant Jurisdiction) relating to the Euro implemented pursuant to or by virtue of the Treaty on European Union shall apply to the Notes and Indenture or Indentures, and, except as provided in the following paragraph, the payment of principal of, or interest on, or any other amounts in respect of the Notes or the calculation of amounts due thereon at any time after the official date of introduction of the Euro by the Relevant Jurisdiction shall be effected in Euro in conformity with any such legally applicable measures.

     If, following the introduction of the Euro by a Relevant Jurisdiction, the Company has the option, pursuant to legally applicable measures, to make payments of principal of, or interest on or any other amounts in respect of, the Notes, or to calculate amounts due thereon, in either the current national currency of such Relevant Jurisdiction or Euro, the Company will make such payments or calculations in such national currency or Euro at its sole discretion. To the extent that the terms and conditions of the Notes require the rounding up or down of certain amounts or quotations expressed in Euro, such rounding will be made to the smallest currency unit of the Euro.

     The circumstances and consequences described in this section and any resultant amendment to the terms and conditions of the Notes will not entitle any Holder of Notes (i) to any legal remedy, including, without limitation, redemption, rescission, notice, repudiation, adjustment or renegotiation of the terms and conditions of the Notes and Indenture or Indentures, or (ii) to raise any defense or make any claim (including, without limitation, claims of breach, force majeure, frustration or purpose or impracticability) or any other claim for compensation, damages or any other relief, nor will any such events affect any of the other obligations of the Company under the Notes and Indenture or Indentures.

                          USE OF PROCEEDS AND HEDGING

     General. The proceeds to be received by the Company from the sale of the Notes will be used for general corporate purposes, principally to fund the business of its operating units and to fund investments in, or extensions of credit or capital contributions to, its subsidiaries and to lengthen the average maturity of liabilities, which may include the reduction of short-term liabilities or the refunding of maturing indebtedness. In order to fund its business, the Company expects to incur additional indebtedness in the future. The Company or an affiliate may enter into a swap agreement with one of the Company's affiliates in connection with the sale of the Notes and may earn additional income as a result of payments pursuant to such swap or related hedge transactions.

     Use of Proceeds Relating to Indexed Notes. All or a portion of the proceeds to be received by the Company from the sale of Indexed Notes may be used by the Company or one or more of its subsidiaries to purchase or maintain positions in all or certain of assets by reference to which the relevant Index or Indexes are determined or calculated (the "Underlying Assets"), or options, futures contracts, forward contracts or swaps, or options on the foregoing, or other derivative or synthetic instruments relating to such Index or Underlying Assets, as the case may be, and, if applicable, to pay the costs and expenses of hedging any currency, interest rate or other Index-related risk with respect to such Indexed Notes. From time to time after the initial offering and prior to the maturity of the Indexed Notes, depending on market conditions (including the value of the Index and/or the Underlying Assets), in connection with hedging with respect to such Notes, the Company expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in the Index, the Underlying Assets, options, futures contracts, forward contracts, swaps, or other derivative or synthetic instruments related to, the Index and such Assets. In addition, the Company or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in Indexed Notes from time to time and may, in their sole discretion, hold, resell, cancel or retire such Notes. The Company or one or more of its subsidiaries may also take hedging positions in other types of appropriate financial instruments that may become available in the future. To the extent that the Company or one or more of its subsidiaries has a long hedge position in, options contracts in, or other derivative or synthetic instruments related to, the Underlying Assets or Index, the Company or one or more of its subsidiaries may liquidate all or a portion of its holdings at or about the time of the maturity of the Indexed Notes. Depending on, among other things, future market conditions, the aggregate amount and composition of such positions are likely to vary over time. Profits or losses from any such position cannot be ascertained until such position is closed out and any offsetting position or positions are taken into account. Although the Company has no reason to believe that its hedging activity will have a material impact on the price of such options, swaps, futures contracts, options on the foregoing, or other derivative or synthetic instruments, or on the value of the Index or the Underlying Assets, there can be no assurance that the Company will not affect such prices or value as a result of its hedging activities. The remainder of the proceeds from the sale of Indexed Notes will be used by the Company or its subsidiaries for general corporate purposes, as described above.

                             RISKS OF INDEXED NOTES

     An investment in Indexed Notes may entail significant risks that are not associated with a similar investment in a debt instrument that has a fixed principal amount, is denominated in U.S. dollars and bears interest at either a fixed rate or a floating rate determined by reference to nationally published interest rate references. The risks of a particular Indexed Note will depend on the terms of such Indexed Note, but may include, without limitation, the possibility of significant changes in the prices of securities, currencies, intangibles, goods, articles or commodities or of other objective price, economic or other measures making up the relevant Index (the "Underlying Assets"). Such risks generally depend on factors over which the Company has no control and which cannot readily be foreseen, such as economic and political events and the supply of and demand for the Underlying Assets. In recent years, currency exchange rates and prices for various Underlying Assets have been highly volatile, and such volatility may be expected in the future. Fluctuations in any such rates or prices that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any Indexed Note.

     In considering whether to purchase Indexed Notes, investors should be aware that the calculation of amounts payable in respect of Indexed Notes may involve reference to an Index determined by an affiliate of the Company or to prices which are published solely by third parties or entities which are not subject to regulation under the laws of the United States. The risk of loss as a result of the linkage of principal or interest payments on Indexed Notes to an Index and to the Underlying Assets can be substantial. Prospective purchasers should consult their own financial and legal advisors as to the risks entailed by an investment in Indexed Notes.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax considerations that may be relevant to a holder of a Note. The summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change possibly with retroactive effect. This summary deals only with holders that will hold Notes as capital assets, and does not address tax considerations applicable to investors that may be subject to special tax rules, including, without limitation, banks, tax-exempt entities, insurance companies, regulated investment companies, common trust funds or dealers in securities or currencies, persons that will hold Notes as a part of an integrated investment (including a "straddle" or "conversion transaction") comprised of a Note and one or more other positions or persons that have a "functional currency" other than the U.S. dollar. Any special United States federal income tax considerations relevant to a particular issue of Notes, including any Indexed Notes, Dual Currency Notes or Notes providing for contingent payments, will be provided in the applicable Pricing Supplement. Purchasers of such Notes should carefully examine the applicable Pricing Supplement and should consult with their tax advisors with respect to such Notes.

     Investors should consult their tax advisors in determining the tax consequences to them of holding Notes, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

     As used herein, the term "United States holder" means a person who is a citizen or resident of the United States, or that is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if
(i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more United States persons have the authority to control all of the trust's substantial decisions, and the term "United States" means the United States of America (including the States and the District of Columbia).

UNITED STATES HOLDERS

  Payments of Interest

     Payments of "qualified stated interest" (as defined below under "Original Issue Discount") on a Note will be taxable to a United States holder as ordinary interest income at the time that such payments are accrued or are received (in accordance with the United States holder's method of tax accounting). If such payments of interest are made with respect to a Note that is denominated in a Specified Currency other than the U.S. dollar (a "Foreign Currency Note"), the amount of interest income realized by a United States holder that uses the cash method of tax accounting will be the U.S. dollar value of the Specified Currency payment based on the spot rate of exchange on the date of receipt regardless of whether the payment in fact is converted into U.S. dollars. A United States holder that uses the accrual method of tax accounting will accrue interest income on the Foreign Currency Note in the relevant foreign currency and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within such holder's taxable year), or, at such holder's election, at the spot rate of exchange on (i) the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or (ii) the date of receipt, if such date is within five business days of the last day of the accrual period. Such election must be applied consistently by the United States holder to all debt instruments from year to year and can only be changed with the consent of the Internal Revenue Service (the "IRS"). A United States holder that uses the accrual method of tax accounting will recognize foreign currency gain or loss, which will be treated as ordinary income or loss, on the receipt of an interest payment made with respect to a Foreign Currency Note if the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that interest income.

  Purchase, Sale and Retirement of Registered Notes

     A United States holder's tax basis in a Note generally will equal the cost of such Note to such holder, increased by any amounts includible in income by the holder as original issue discount ("OID") and market discount and reduced by any amortized premium (each as described below) and any payments other than payments of qualified stated interest (as described below) made on such Note. In the case of a Foreign Currency Note, the cost of such Note to a United States holder will be the U.S. dollar value of the foreign currency purchase price on the date of purchase. In the case of a Foreign Currency Note that is traded on an established securities market, a United States holder that uses the cash method of tax accounting (and, if it so elects, a United States holder that uses the accrual method of tax accounting) will determine the U.S. dollar value of the cost of such Note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The amount of any subsequent adjustments to a United States holder's tax basis in a Foreign Currency Note in respect of OID, market discount and premium denominated in a Specified Currency other than the U.S. dollar will be determined in the manner described under "Original Issue Discount," "Market Discount" and "Notes Purchased at a Premium" below. The conversion of U.S. dollars to another Specified Currency and the immediate use of such Specified Currency to purchase a Foreign Currency Note generally will not result in taxable gain or loss for a United States holder.

     Upon the sale, exchange or retirement (collectively, a "disposition") of a Note, a United States holder generally will recognize gain or loss equal to the difference between the amount realized on the disposition (less any accrued qualified stated interest, which will be taxable as ordinary income) and the United States holder's adjusted tax basis in such Note. If a United States holder receives a Specified Currency other than the U.S. dollar in respect of the disposition of a Note, the amount realized will be the U.S. dollar value of the Specified Currency received calculated at the spot rate of exchange on the date of disposition. In the case of a Foreign Currency Note that is traded on an established securities market, a United States holder that uses the cash method of tax accounting, and if it so elects, a United States holder that uses the accrual method of tax accounting will determine the U.S. dollar value of the amount realized by translating such amount at the spot rate of exchange on the settlement date of the disposition. The election available to accrual basis United States holders in respect of the purchase and sale of Foreign Currency Notes traded on an established securities market, discussed above, must be applied consistently by the United States holder to all debt instruments from year to year and can only be changed with the consent of the IRS.

     Except as discussed below with respect to market discount, Short-Term Notes (as defined below) and foreign currency gain or loss, gain or loss recognized by a United States holder will generally be long term capital gain or loss if the United States holder's holding period for the Note exceeded one year at the time of disposition. Recently enacted United States tax legislation reduced the maximum United States federal income tax rate applicable to long term capital gains recognized by individuals in respect of capital assets held for more than 18 months. Prospective investors should consult their tax advisers regarding the possible effect of such legislation on such investors.

     Gain or loss recognized by a United States holder on the disposition of a Foreign Currency Note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held such Note.

  Original Issue Discount

     In General. Notes with a term greater than one year may be issued with OID for United States federal income tax purposes ("OID Notes"). For United States federal income tax purposes, United States holders generally must accrue OID in gross income over the term of the OID Notes on a constant yield basis, regardless of their regular method of tax accounting. As a result, United States holders generally will recognize taxable income in respect of an OID Note in advance of the receipt of cash attributable to such income.

     OID generally will arise if the "stated redemption price at maturity" of the Note exceeds its "issue price" by more than a de minimis amount (0.25% of the Note's stated redemption price at maturity multiplied by the number of complete years to maturity), or if a Note has certain interest payment characteristics (e.g., interest holidays, interest payable in additional securities or stepped interest). For this purpose, the "issue price" of a Note is the first price at which a substantial amount of Notes is sold for cash (other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and the "stated redemption price at maturity" of a Note is the sum of all payments due under the Note, other than payments of "qualified stated interest." The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the OID Note at a single fixed rate of interest or, subject to certain conditions, based on one or more interest indices.

     For each taxable year of a United States holder, the amount of OID that must be included in gross income in respect of an OID Note will be the sum of the daily portions of OID for each day during such taxable year (or any portion thereof) in which such a United States holder held the OID Note. Such daily portions are determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of an OID Note, provided that such accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of such period. The amount of OID allocable to any accrual period generally will equal the product of the OID Note's "adjusted issue price" at the beginning of such accrual period multiplied by its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) and subtracting from that product the amount (if any) of qualified stated interest allocable to that accrual period. The "adjusted issue price" of an OID Note at the beginning of any accrual period will equal the issue price of the OID Note, as defined above, increased by previously accrued OID from prior accrual periods, and reduced by any payment made on such Note (other than payments of qualified stated interest) on or before the first day of the accrual period.

     Foreign Currency Notes. In the case of an OID Note that is also a Foreign Currency Note, a United States holder should determine the U.S. dollar amount includible in income as OID for each accrual period by (a) calculating the amount of OID allocable to each accrual period in the Specified Currency using the constant-yield method described above, and (b) translating the amount of the Specified Currency so derived at the average exchange rate in effect during that accrual period (or portion thereof within a United States holder's taxable year) or, at the United States holder's election (as described above under "Payments of Interest"), at the spot rate of exchange on (i) the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or (ii) the date of receipt, if such date is within five business days of the last day of the accrual period. All payments on an OID Note (other than payments of qualified stated interest) will generally be viewed first as payments of previously accrued OID (to the extent thereof), with payments attributed first to the earliest accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID (whether in connection with a payment of an amount that is not qualified stated interest or the disposition of the OID Note), a United States holder will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the spot rate of exchange on the date of receipt or on the date of disposition of the OID Note, as the case may be) and the amount accrued (using the spot rate of exchange applicable to such previous accrual).

     Acquisition Premium. A United States holder that purchases an OID Note for an amount less than or equal to the sum of all amounts payable on the OID Note after the purchase date other than payments of qualified stated interest (the "remaining redemption amount") but in excess of the OID Note's adjusted issue price (any such excess being "acquisition premium") generally is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the United States holder's adjusted tax basis in the OID Note immediately after its purchase over the OID Note's adjusted issue price, and the denominator of which is the excess of the remaining redemption amount over the OID Note's adjusted issue price.

     Certain of the Notes may be subject to special redemption, repayment or interest rate reset features, as indicated in the applicable Pricing Supplement. Notes containing such features, in particular OID Notes, may be subject to special rules that differ from the general rules discussed above. Accordingly, purchasers of Notes with such features should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such Notes.

Market Discount

     If a United States holder purchases a Note, other than a Short-Term Note (as described below), for an amount that is less than the Note's stated redemption price at maturity or, in the case of an OID Note, the Note's "revised issue price" (i.e., the Note's issue price, increased by the amount of accrued
OID), the Note will be considered to have "market discount." The market discount rules are subject to a de minimis rule similar to the rule relating to de minimis OID, described above. Any gain recognized by the United States holder on the disposition of Notes having market discount generally will be treated as ordinary income to the extent of the market discount that accrued on the Note while held by such United States holder. Alternatively, the United States holder may elect to include market discount in income currently over the life of the Note. Such an election will apply to market discount Notes acquired by the United States holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS. Market discount will accrue on a straight-line basis unless the United States holder elects to accrue the market discount on a constant-yield method. Such an election will apply to the Note to which it is made and is irrevocable. Unless the United States holder elects to include market discount in income on a current basis, as described above, the United States holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the Note.

     Market discount on a Foreign Currency Note will be accrued by a United States holder in the Specified Currency. The amount includible in income by a United States holder in respect of such accrued market discount will be the U.S. dollar value of the amount accrued, generally calculated at the spot rate of exchange on the date that the Note is disposed of by the United States holder. Any accrued market discount on a Foreign Currency Note that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the United States holder's taxable year).

  Short-Term Notes

     The rules set forth above also will generally apply to Notes having maturities of not more than one year from the date of issuance ("Short-Term Notes"), but with certain modifications.

     First, none of the interest on a Short-Term Note is treated as qualified stated interest but instead is treated as part of the Short-Term Note's stated redemption price at maturity, thereby giving rise to OID. Thus, all Short-Term Notes will be OID Notes. OID will be treated as accruing on a Short-Term Note ratably, or at the election of a United States holder, under a constant yield method.

     Second, a United States holder of a Short-Term Note that uses the cash method of tax accounting will generally not be required to include OID in respect of the Short-Term Note in income on a current basis. Such a United States holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such Note until the maturity of the Note or its earlier disposition in a taxable transaction. In addition, such a United States holder will be required to treat any gain realized on a disposition of the Note as ordinary income to the extent of the holder's accrued OID with respect to the Note. Notwithstanding the foregoing, a United States holder of a Short-Term Note using the cash method of tax accounting may elect to accrue OID into income on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A United States holder using the accrual method of tax accounting generally will be required to include OID on a Short-Term Note in income on a current basis.

     Third, any United States holder of a Short-Term Note (whether using the cash or accrual method of tax accounting) can elect to accrue the "acquisition discount," if any, with respect to the Note on a current basis. If such an election is made, the OID rules will not apply to the Note. Acquisition discount is the excess of the Note's stated redemption price at maturity over the holder's purchase price for the Note. Acquisition discount will be treated as accruing ratably or, at the election of the United States holder, under a constant-yield method based on daily compounding.

     As described above, certain of the Notes may be subject to special redemption features. These features may affect the determination of whether a Note has a maturity of not more than one year and thus is a Short-Term Note. Purchasers of Notes with such features should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such features.

Notes Purchased at a Premium

     A United States holder that purchases a Note for an amount in excess of the remaining redemption amount will be considered to have purchased the Note at a premium. Such holder may elect to amortize such premium (as an offset to interest income), using a constant-yield method, over the remaining term of the Note. Such election, once made, generally applies to all debt instruments held or subsequently acquired by the United States holder on or after the first taxable year to which the election applies and may be revoked only with the consent of the IRS. A United States holder that elects to amortize such premium must reduce its tax basis in a Note by the amount of the premium amortized during its holding period. With respect to a United States holder that does not elect to amortize bond premium, the amount of such premium will be included in the United States holder's tax basis when the Note matures or is disposed of by the United States holder. Amortizable bond premium in respect of a Foreign Currency Note will be computed in the Specified Currency and will reduce interest income in the Specified Currency. At the time amortized bond premium offsets interest income, exchange gain or loss, which will be taxable as ordinary income or loss, will be realized with respect to amortized bond premium on such Note based on the difference between the spot rate of exchange on the date or dates such premium is recovered through interest payments on the Note and the spot rate of exchange on the date on which the United States holder acquired the Note. See "Original Issue Discount -- Acquisition Premium," above for a Note purchased for an amount less than or equal to the remaining redemption amount but in excess of the Note's adjusted issue price.

  Information Reporting and Backup Withholding

     The Trustee will be required to file information returns with the IRS with respect to payments made to certain United States holders of Notes. In addition, certain United States holders may be subject to a 31% backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the Trustee.

NON-UNITED STATES HOLDERS

     Under current United States federal income tax law: (a) payment on a Note to a holder who is not a United States holder (a "non-United States holder") will not be subject to withholding of United States federal income tax, provided that, with respect to payments of interest on a Note having a maturity when issued greater than 183 days, (i) the holder does not actually or constructively own 10 percent or more of the combined voting power of all classes of stock of the Company and is not a controlled foreign corporation related to the Company through stock ownership and (ii) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States holder in compliance with applicable requirements (or, with respect to payments made after December 31, 1998, satisfies certain documentary evidence requirements for establishing that it is a non-United States holder); (b) a non-United States holder will not be subject to United States federal income tax on gain realized on the disposition of the Note. Notwithstanding the above, a Non-United States holder that is subject to United States federal income taxation on a net income basis generally will be subject to the same rules to which a United States holder is subject with respect to interest payments on a Note and with respect to gain or loss realized or recognized on the disposition of a Note. Special rules might also apply to a Non-United States holder that is a qualified resident of a country with which the United States has an income tax treaty.

     United States information reporting requirements and backup withholding tax will not apply to payments on a Note if the beneficial owner certifies its non-U.S. status under penalties of perjury (or, with respect to payments made after December 31, 1998, satisfies certain documentary evidence requirements for establishing that it is a non-United States holder) or otherwise establishes an exemption. Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of a foreign "broker" (as defined in applicable Treasury regulations), provided that such broker (i) derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States, (ii) is not a controlled foreign corporation for United States federal income tax purposes and
(iii) with respect to payments made after December 31, 1998, is not a foreign partnership that, at any time during its taxable year is 50% or more (by income or capital interest) owned by United States holders or is engaged in the conduct of a U.S. trade or business. Payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of any other broker will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a non-United States person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of a sale of a Note by the U.S. office of a broker will be subject to information reporting requirements and backup withholding tax unless the beneficial owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

     On October 7, 1997, the United States Treasury Department issued final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to non-United States persons after December 31, 1998. Such regulations, among other things, may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of a Note. Prospective investors should consult their tax advisors regarding the effect, if any, of such new Treasury regulations on an investment in the Notes.

     With respect to payments made after December 31, 1998, for purposes of applying the rules set forth in the three preceding paragraphs to an entity that is treated as fiscally transparent (e.g., a partnership or certain trusts) for United States federal income tax purposes, the beneficial owner means each of the ultimate beneficial owners of the entity.

                              PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") entered into by the Company and Salomon Brothers and Smith Barney (together with any successor or successors thereto, the "Underwriters"), the Company has agreed to sell to one or more of the Underwriters and one or more of the Underwriters have agreed to purchase, the Notes from time to time. Notes acquired by the Underwriters pursuant to the Underwriting Agreement are expected to be offered either directly to the public or to certain dealers (the "Dealers") that will then reoffer the Notes to the public. Sales by the Underwriters to any Dealer will be made pursuant to an agreement between the Underwriters and such Dealer (each a "Dealer Agreement").

     The Pricing Supplement with respect to each offering of Notes by the Company will set forth, among other things, the fixed price to public of such Notes, or that such Notes will be resold to one or more purchasers at varying prices related to prevailing market prices at the time of resale, and the proceeds to the Company from such sale, any underwriting discounts and other items constituting Underwriters' compensation, and any discounts or concessions allowed, reallowed or paid to Dealers. The Company will pay underwriting compensation in connection with any issue of Notes of from not more than .500% to not more than 2.750% of the principal amount of Notes sold by an underwriter, depending upon the Stated Maturity. After any initial public fixed price offering of Notes, the price to the public of such Notes, and the related underwriting discount and selling concession, may be changed.

     Each of the Underwriters has advised the Company that all initial offers by it and by the Dealers, unless otherwise set forth in the applicable Pricing Supplement, are proposed to be made at prices equal to 100% of the principal amount of the Notes being sold, less, in the case of an offer by an Underwriter to a Dealer, a price concession not in excess of the amount set forth in the applicable Pricing Supplement. Offers and sales by the

Underwriters or Dealers subsequent to the initial offering may be at varying prices determined at the time of sale.

     If specified in the applicable Pricing Supplement, Notes may also be sold directly by the Company, through underwriters other than the Underwriters, or through underwriters acting as agents, from time to time. Any underwriters other than the Underwriters will agree to act in accordance with this Plan of Distribution as if they were the Underwriters. Unless otherwise specified in such Pricing Supplement, any underwriter acting as agent will be acting on a best efforts basis for the period of its appointment. All commissions payable by the Company to any such underwriter, whether acting as principal or as agent, will be set forth in such Pricing Supplement.

     No Note will have an established trading market when issued. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange. The Underwriters or Dealers may make a market in the Notes, but no Underwriter or Dealer is obligated to do so and any Underwriter or Dealer may discontinue any market-making at any time without notice, at its sole discretion. There can be no assurance of the existence or liquidity of a secondary market for any Notes, or that the maximum amount of Notes will be sold. Moreover, the Company reserves the right to withdraw, cancel or modify the offer made hereby at any time without notice.

     An Underwriter, whether acting as agent or principal, may be deemed to be an "underwriter" within the meaning of the Securities Act. The Company has agreed to indemnify each of the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that such Underwriters may be required to make in respect thereof and will reimburse each of the Underwriters for certain legal and other expenses incurred by it in connection with the offer and sale of the Notes.

     The Underwriting Agreement provides, and the terms of each Dealer Agreement will provide, that the obligations of each of the Underwriters or a Dealer to purchase Notes will be subject to certain conditions precedent. The Underwriters will be obligated to purchase all the Notes offered by any Pricing Supplement naming it if any such Notes are purchased.

     In connection with underwritten offerings of Notes, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Notes. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to which such persons may bid for or purchase Notes for the purposes of stabilizing their market price. The Underwriters also may create a short position for their respective accounts by selling more Notes in connection with this offering than they are committed to purchase from the Company, and in such case may purchase Notes in the open market following completion of this offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to a specified aggregate principal amount or number of Notes, by exercising any underwriters' over-allotment option that may be applicable with respect to the particular underwritten offering. In addition, the managing Underwriter for the particular offering, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements between the underwriters whereby it may reclaim from an underwriter (or dealer participating in this offering) for the account of the underwriters, the selling concession with respect to Notes that are distributed in the relevant offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if any are undertaken, they may be discontinued at any time.

     Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in New York City on the date of settlement.

     Each of the Underwriters is a wholly-owned subsidiary of the Company. The participation of each Underwriter in the offer and sale of Notes will comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the underwriting by an affiliate of the securities of its parent.

     This Prospectus and the related Pricing Supplement may be used by the Company, the Underwriters, any Dealer that is an affiliate of the Company or other affiliates of the Company in connection with offers and sales of the Notes offered hereby in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any such entity may act as principal or agent in such transactions.

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in the Prospectus (including the accompanying Pricing Supplement) in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by the company or an agent. Neither the delivery of this Prospectus (including the accompanying Pricing Supplement) nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the company since the dates as of which information is given in this Prospectus (including the accompanying Pricing Supplement). This Prospectus (including the accompanying Pricing Supplement) does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                                 ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("Plans") that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of the Notes on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibit certain transactions involving the assets of a Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of the Notes should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

     The Company, directly or through its affiliates, may be considered a "party in interest" or a "disqualified person" with respect to many Plans that are subject to ERISA. The purchase of Notes by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) and with respect to which the Company is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Notes are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), or PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts). ANY PENSION OR OTHER EMPLOYEE BENEFIT PLAN PROPOSING TO ACQUIRE ANY NOTES SHOULD CONSULT WITH ITS COUNSEL.

                                    EXPERTS

     The consolidated financial statements and schedule of Salomon Inc as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, included in Salomon Inc's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Salomon Financials"), are incorporated by reference herein, in reliance upon the report (also incorporated by reference herein) of Arthur Andersen LLP, independent public accountants, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements and schedule of Smith Barney Holdings Inc. and its subsidiaries for the fiscal years ended December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in the Company's Current Report on Form 8-K filed on September 29, 1997, have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements referred to above are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     The supplemental consolidated financial statements of the Company and its subsidiaries for the fiscal years ended December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, included in the Company's Current Report on Form 8-K filed on November 28, 1997, have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as set forth in their report thereon, included therein and incorporated herein by reference, which report states that Coopers & Lybrand L.L.P. did not audit the Salomon Financials and that their opinion with respect to any amounts contained in the Salomon Financials is based on the report of Arthur Andersen LLP. Such financial statements referred to above are incorporated by reference herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters relating to the Notes will be passed upon for the Company by Robert H. Mundheim, Esq., General Counsel of the Company. Mr. Mundheim beneficially owns, or has rights to acquire under Travelers Group employee benefit plans, an aggregate of less than one percent of the common stock of Travelers Group.

     Certain legal matters relating to the Notes will be passed upon for any underwriters or agents by Cleary, Gottlieb, Steen & Hamilton, New York or Skadden, Arps, Slate, Meagher & Flom LLP, New York. Kenneth J. Bialkin, a partner of Skadden, Arps, Slate, Meagher & Flom LLP, is a director of Travelers Group, the parent of the Company, and he and other attorneys in such firm beneficially own an aggregate of less than one percent of the common stock of Travelers Group. Each of Cleary, Gottlieb, Steen & Hamilton and Skadden, Arps, Slate, Meagher & Flom LLP has from time to time acted as counsel for Travelers Group and certain of its subsidiaries and may do so in the future.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov that contains reports, proxy and information statements and other information concerning issuers, such as the Company, that file electronically with the Commission. Such reports and other information may also be inspected at the offices of the New

York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission the Registration Statement relating to the Notes. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the Commission pursuant to Section 13 of the Exchange Act (File No. 1-4346), are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1996, (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and (iii) the Current Reports on Form 8-K filed on January 21, 1997, March 17, 1997, April 15, 1997, July 17, 1997,
September 24, 1997, September 29, 1997 (as amended by the Current Report on Form 8-K/A filed on October 28, 1997 and the Current Report on Form 8-K/A2 filed on December 1, 1997), October 21, 1997, October 28, 1997 (as amended by the Current Report on Form 8-K/A filed on December 1, 1997), November 21, 1997 (as amended by the Current Report on Form 8-K/A filed on December 1, 1997) and November 28, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference in this Prospectus.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner of Notes, to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to the treasurer, Salomon Smith Barney Holdings Inc., 388 Greenwich Street, New York, New York 10013. Telephone requests for such copies should be directed to the treasurer at (212) 816-6000.

======================================================

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR THE ACCOMPANYING PRICING SUPPLEMENT. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR THE ACCOMPANYING PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary.....................    2
The Company............................    5
Ratio of Earnings to Fixed Charges.....    5
Important Currency Information.........    5
Description of the Notes...............    6
Currency Risks.........................   28
European Monetary Union................   30
Use of Proceeds and Hedging............   31
Risks of Indexed Notes.................   31
Certain United States Federal Income
  Tax Considerations...................   32
Plan of Distribution...................   37
ERISA Matters..........................   39
Experts................................   40
Legal Matters..........................   40
Available Information..................   40
Incorporation of Certain Documents by
  Reference............................   41

======================================================
======================================================
                                 $1,000,000,000

                                 SALOMON SMITH
                              BARNEY HOLDINGS INC.
                                NOTES, SERIES J
                           DUE MORE THAN NINE MONTHS
                               FROM DATE OF ISSUE
                                  ------------
                                   PROSPECTUS
                                DECEMBER 1, 1997

                                  ------------
                              SALOMON SMITH BARNEY

======================================================